Exhibit 10

Legend:
[C] - Confidential treatment requested for certain provisions pursuant to Rule
      24b-2 under the Securities Exchange Act of 1934.









                    AGREEMENT FOR EXPLORATION

                   AND EXPLOITATION OF LIQUID

                          HYDROCARBONS

                             BETWEEN

                            SONATRACH

                               AND

                  ANADARKO ALGERIA CORPORATION
           AGREEMENT FOR EXPLORATION AND EXPLOITATION
                     OF LIQUID  HYDROCARBONS


BETWEEN, ON THE ONE HAND,

SONATRACH, National Enterprise (herein referred to as
"SONATRACH"), whose registered office is located in Algiers, 10
Rue du Sahara, Hydra, represented by Nadir Sekfali, Directeur
General Adjoint, for the purpose of this Agreement,

AND, ON THE OTHER HAND,

ANADARKO ALGERIA CORPORATION, a company incorporated and existing under the laws of Delaware, U.S.A., whose corporate business offices are located at 16855 Northchase Drive, Houston, Texas 77060, U.S.A., represented by Robert J. Allison, Jr., Chairman of the Board of Directors and Chief Executive Officer of Anadarko Algeria Corporation, for the purpose of this Agreement,

THE FOLLOWING HAS BEEN AGREED BY THE PARTIES:

                            ARTICLE 1
                      PURPOSE OF AGREEMENT

1.1 This Agreement, ruled by Law 86-14 of August 19, 1986 and the regulations promulgated for its application, has as its objective the Exploration and, if a commercially exploitable Pool is discovered, the Exploitation of Liquid Hydrocarbons in the Contract Area.

     This Agreement also determines:

          A. the conditions relating to the financing of the Exploration and Exploitation works:

          B. if Liquid Hydrocarbons are found, the conditions under which ANADARKO shall receive a share of the production of those Liquid Hydrocarbons as reimbursement for its Exploration Costs incurred and as its remuneration;

          C. if a commercially exploitable Gas Pool is discovered, the conditions for the reimbursement of costs incurred by ANADARKO in respect of that Pool, the conditions under which ANADARKO will receive a bonus for the discovery, as well as the possibility of creating a jointly held company ruled by Algerian law to export Gas extracted from that Gas Pool;

          D. the respective rights and obligations of each Party during the Exploration and Exploitation Phases;

          E.   the terms for the execution of Petroleum
          Operations;
          F. the terms for the transfer by ANADARKO to SONATRACH of its technology of Petroleum Operations provided for in this Agreement and of the training of SONATRACH'S personnel;

          G.   all other stipulations necessary to the
          performance of this Agreement and prescribed by the applicable Laws.

                            ARTICLE 2
                           DEFINITIONS

When used in this Agreement, the following terms and expressions mean:

2.1(2.1) "Affiliate" means a juristic person that controls or is controlled by a Party to this Agreement, or a juristic person that controls or is controlled by a juristic person that controls a Party to this Agreement. "Control" means ownership of at least fifty one percent (51%) of the voting stock (if the other juristic person is a corporation issuing stock) or the power to control the management or the affairs of the other juristic person (if the other juristic person is not a corporation). "Non-Affiliate" means a juristic person which is not an Affiliate of a Party to this Agreement.

2.2(2.13) "Agreement" means this document, any amendment hereof agreed to by both Parties, and all of the Annexes.

2.3(2.2) "ANADARKO" means Anadarko Algeria Corporation, its successors and transferees of portions of its rights and obligations under this Agreement.

2.4(2.5) "Annex" means each document attached to and made an integral part of this Agreement and labelled as such, namely:

     A.   Annex "A" - Geographical Coordinates of the Contract
Area;

     B.   Annex "B" - Accounting Procedure;

     C.   Annex "C" - Basin Evaluation;

     D.   Annex "D" - Seismic Processing Center;

     E.   Annex "E" - Taking Procedures.

2.5(2.20) "Basin Evaluation" means those basin evaluation efforts of ANADARKO to be conducted in accordance with Annex "C".

2.6(2.9) "Budget" means the estimated sum to be expended in conducting an approved Work Program.

2.7(2.3) "Calendar Year" means a period of twelve (12) months commencing with January 1st and ending on the following December
3lst, according to the Gregorian Calendar.

2.8(2.61) "Calendar Quarter" means a period of three (3)
Gregorian calendar months commencing on January 1, April 1, July
1 or October 1 of any Calendar Year.

2.9(2.14) "Commencement Date" means the Effective Date or the date of the granting to SONATRACH of the Exploration Licence covering the Contract Area, whichever is later.

2.10(2.16)     "Commercial Discovery" means a discovery of Liquid
Hydrocarbons which allows the Parties to obtain a net profit and a level of return on invested funds which justifies the Exploitation of that discovery.

2.11(2.7) "Competent Authority" means all Algerian public authorities enabled by virtue of a legal text to make a decision or to take an administrative or regulatory act.

2.12(2.41)     "Contract Area" means the four (4) Blocks whose
geographical coordinates are defined in Annex "A". References to the Contract Area shall mean those Blocks, or, as applicable and pursuant to Article 8, those portions thereof remaining following the reductions, the Substitute Area(s) or the Free Adjacent Area(s) added which are covered by the Exploration Licence or, as applicable, an Exploitation Licence.

2.13(2.4) "Contract Year" means the same as a Calendar Year, except that the first Contract Year of the Exploration Phase shall begin on the Commencement Date and end on December 31 of the next succeeding Calendar Year, and the first Contract Year of the Exploitation Phase of each Pool shall begin on the date of the award of the Exploitation Licence in respect of that Pool and end on December 31 of the next succeeding Calendar Year.

2.14(2.44)     "Crude Oil" means any Liquid Hydrocarbon mixture
or any portion thereof which is in the liquid phase in the Reservoir, removed from the Reservoir in such liquid phase, and obtained at the surface as such.

2.15(2.19)     "Customs Duties" means all taxes, royalties and
customs duties which are payable as a result of the importation of property into Algeria.

2.16(2.30)     "Day" means a period of twenty four (24) hours
commencing in Algeria at 0000 hours (midnight).

2.17(2.17)     "Development" means Petroleum Operations (other
than Exploration) consisting of:

     A.   The Drilling of Development Wells;

          B. The design, engineering, construction, and installation of materials, the lines, production facilities and plants and related equipment necessary to produce and operate Wells, to process Natural Gas Liquids, and to deliver Liquid Hydrocarbons to the Point of Delivery;

          C. Any other work or activities necessary or ancillary to the operations mentioned above.

2.18(2.47)     "Development Plan" means the plan for the
Development of a Pool.

2.19(2.23)     "Drilling" means the work necessary to prepare
Well locations and the construction of access roads to the Well locations, drilling, coring, casing, perforating, logging, the determination of drilling fluid and mud programs, sidetracking, deepening or reworking of any Well, including the reasonable testing and evaluation of the Well being drilled and, as appropriate, the plugging and abandoning of such Well, or the temporary completion for permanent completion or abandonment thereof at a later date. The term "Drilling" shall not include the installation of permanent production equipment and pipelines.

2.20(2.32)     "Economic Limit" means the time when all revenues
expected from sales of Liquid Hydrocarbons from a Pool do not permit the Parties to obtain a net profit and a level of return on invested funds which justify the continued Exploitation of that Pool.

2.21(2.15)     "Effective Date" means the date this Agreement and
the Protocol become effective by approval of decree published in the Official Journal of the Algerian Republic.

2.22(2.54)     "Enhanced Recovery" means the employment of
Secondary Recovery and/or Tertiary Recovery methods of recovering Crude Oil Reserves. "Secondary Recovery" means extraction of Crude Oil reserves beyond Primary Recovery volumes by means of improved recovery processes such as gas injection for pressure maintenance and/or waterflooding. "Tertiary Recovery" means extraction of Crude Oil reserves beyond the capability of Primary Recovery forces and Secondary Recovery processes by means of either thermal, chemical, or miscible enhanced recovery methods. "Primary Recovery" means extraction of Crude Oil reserves by means of natural Reservoir forces or producing drive mechanisms.

2.23(2.8) "Exempt Property" means property which is exempted from Customs Duties.

2.24(2.21)     "Exploitation" means Petroleum Operations (other
than Exploration) consisting of:

     A.   Development;

          B. The servicing and maintenance of equipment, lines, production facilities, and related equipment necessary to produce and operate Wells:

          C. The producing, gathering, processing, storing, transporting and delivering of Liquid Hydrocarbons to the Point of Delivery;

          D. The design, engineering, construction and installation of equipment and facilities necessary for Enhanced Recovery efforts;

          E. Any other work or activities necessary or ancillary to the operations mentioned above.

2.25(2.42)     "Exploitation Licence" means each exploitation
licence ("permis d'exploitation") awarded to SONATRACH as the result of a Commercial Discovery.

2.26(2.10)     "Exploitation Operations Committee" means the
committee established under Paragraph 6.3 of this Agreement.

2.27(2.45)     "Exploitation Phase" means the phase of
Exploitation, in respect of each Pool, specified in Article 14 of this Agreement.

2.28(2.53)     "Exploration" means work to be conducted by
ANADARKO pursuant to Article 10 of this Agreement, and the construction and installation of facilities necessary to produce
Liquid Hydrocarbons under a Provisional Exploitation
Authorization.

2.29(2.43)     "Exploration Licence" means the exploration
licence ("permis de recherche") awarded to SONATRACH which granted to it the exclusive right to conduct Exploration on the Contract Area, together with each amendment, extension and renewal thereof.

2.30(2.46)     "Exploration Phase" means the phase of Exploration
specified in Article 9 of this Agreement.

2.31(2.22)     "FOB", in reference to the share of Liquid
Hydrocarbons in which ANADARKO is entitled hereunder, means the title to Liquid Hydrocarbons delivered by SONATRACH (or by an Affiliate of SONATRACH) at the Port of Loading shall be transferred to ANADARKO free on board ship when such Liquid Hydrocarbons pass through the loading flange of the marine shipping vessel designated by ANADARKO, and may be exported from Algeria free of any obligation to furnish Liquid Hydrocarbons to the domestic market of Algeria, free of charges for the Transportation of Liquid Hydrocarbons, terminalling and pump fees, and exempt from all charges and taxes as well as all petroleum related fiscal obligations, and free of any requirement for the repatriation of funds received by ANADARKO from the sale of Liquid Hydrocarbons.

2.32(2.18)     "Foreign Exchange" means United States Dollars or
currency other than Algerian money which is accepted by the Party requesting payment in a currency other than Algerian Dinars.

2.33(2.58)     "Free Adjacent Area" means any adjacent area
situated outside the boundaries of the Contract Area on which SONATRACH may conduct activities for the prospection, Exploration and Exploitation of Liquid Hydrocarbons in association with a foreign legal entity.

2.34(2.26)     "Gas Pool" means the areal geographical extent of
a Reservoir(s) producing or capable of producing Non-Associated
Gas which is distinct and separate areally from another
Reservoir(s) by virtue of geologic and engineering interpretations.

2.35(2.27)     "Hydrocarbons" means Liquid Hydrocarbons and
Natural Gas.

2.36(2.36)     "Joint Operations" means all Exploitation
operations conducted at the cost, risk and expense of the Parties jointly.

2.37(2.34)     "Laws" means Law 86-14 and other published laws,
ordinances, decrees and regulations published and in effect on the Effective Date.

2.38(2.28)     "Liquid Hydrocarbons" means Crude Oil, and all
kinds of Hydrocarbons in liquid form, in their natural state or obtained from Natural Gas (as Natural Gas Liquids) by condensation, extraction or processing.

2.39(2.59)     "Maximum Efficient Rate" means the daily
production rate which (taking into account the nature of the Reservoir or Reservoirs, standard accepted engineering practices and the existing producing, storage and fluid flow, transporting, loading and other facilities available) achieves the maximum economic volumetric recovery of Liquid Hydrocarbons from a Reservoir without causing physical damage to the Reservoir such that a minimum of residual Liquid Hydrocarbon saturation will remain at the time of depletion.

2.40(2.49)     "Minimum Exploration Program" means the program of
Exploration specified in Paragraph 10.1 of this Agreement.

2.41(2.24)     "Natural Gas" or "Gas" means all gaseous
Hydrocarbons produced from Wells, including wet gas and dry gas, which may either be associated or non-associated with Liquid
Hydrocarbons, and residue gas remaining after the extraction of Natural Gas Liquids from wet gas. The following Gas classifications are used:

          A. "Associated Gas" means gaseous Hydrocarbons associated in any manner with a Reservoir containing
          Liquid Hydrocarbons, whether occurring in a gas cap or in solution;

          B. "Dry Gas" means: (i) Natural Gas produced at the wellhead which gas analysis shows to contain no Liquid Hydrocarbons of any nature (whether Crude Oil or extractable Natural Gas Liquids); and/or (ii) residue gas remaining after the extraction of Natural Gas Liquids from wet Gas, whether associated with Liquid Hydrocarbons or non-associated;

          C.   "Non-Associated Gas" means all gaseous
          Hydrocarbons, whether wet or dry, which: (i) are produced at the wellhead without significant volumes of associated Crude Oil or Natural Gas Liquids, and are measured at more than one hundred (100) MCF (thousand cubic feet) of Natural Gas to each barrel of Crude Oil or Natural Gas Liquids produced from the Reservoir, or
          (ii) are produced from a Reservoir qualified as bearing Natural Gas only, even if encountered in a Well bore through which Crude Oil also is produced through the inside of another string of casing or tubing.

2.42(2.33)     "Natural Gas Liquids" means Liquid Hydrocarbons
which may be found by gas analysis to exist at surface conditions in produced Natural Gas and which may be extracted through Gas processing techniques. Natural Gas Liquids include C2 plus (including condensate).

2.43(2.11)     "Operating Committee" means the committee
established under Article 5 of this Agreement.

2.44(2.35)     "Operator" means the Party or Parties which will
be responsible for the conduct of Petroleum Operations conforming to Article 6. "Non-Operator" means the Party who is not the Operator.

2.45(2.40)     "Party" means SONATRACH or ANADARKO, respectively,
or any other juristic person which becomes a party to this Agreement. "Parties" means all such juristic persons collectively.

2.46(2.39)     "Percentage Interest" means, with respect to each
Party, that Party's percentage share of Liquid Hydrocarbons as specified in Paragraph 4.3 A of this Agreement.

2.47(2.38)     "Percentage Share of Financing" means, with
respect to each Party, the percentage share of Exploitation Costs to be borne and paid by that Party, as specified in Paragraph 4.2 of this Agreement.

2.48(2.37)     "Petroleum Operations" means all Exploration,
Exploitation of Liquid Hydrocarbons, and any other operations contemplated under this Agreement in respect of the conduct of the said Exploration and Exploitation operations, including plugging and abandonment of any Well and dismantling and/or removal of installations utilized in operations under this Agreement and any other work necessary or ancillary to these operations.

2.49(2.31)     "Point of Delivery" means that point stated in
Paragraph 17.2 of this Agreement where the Operator shall deliver
Liquid Hydrocarbons to SONATRACH (or to an Affiliate of
SONATRACH) for Transportation to the Port of Loading.

2.50(2.25)     "Pool" means the areal geographical extent of a
Reservoir(s) producing or capable of producing Liquid
Hydrocarbons which is distinct and separate areally from another
Reservoir(s) by virtue of geologic and engineering interpretations.

2.51(2.48)     "Port of Loading" means the location on the
Mediterranean Sea coast at which Liquid Hydrocarbons pass through the inlet loading flange of the marine shipping vessel loading
Liquid Hydrocarbons to be exported.

2.52(2.51)     "Protocol" means the agreement concluded between
The Algerian State and ANADARKO, as required by Article 21 of Law
86-14.

2.53(2.6) "Provisional Exploitation Authorization" means a provisional exploitation authorization ("autorisation provisoire d'exploiter") granted under Article 11 of Law 86-14.

2.54(2.56)     "Reservoir" means that portion of a porous and
permeable geological formation which contains a naturally occurring distinct accumulation of Hydrocarbons characterized by a single reservoir pressure system so that production of Hydrocarbons from one part of the reservoir affects the reservoir pressure throughout its extent.

2.55(2.55)     "Royalty" means the royalty required under Law
86-14.

2.56(2.57)     "SONATRACH" means Sonatrach, or any substitute
company which legally succeeds Sonatrach as the holder of each Exploration Licence, each Provisional Exploitation Authorization and each Exploitation Licence awarded. It is understood that, for the purpose of this Agreement, SONATRACH does not act as a Competent Authority, but as a Party.

2.57(2.29)     "Taxes" means all taxes on results, and other
duties or charges specified in Chapter VI of Law 86-14, together with all other taxes, duties or other charges of a similar nature which, subject to Paragraph 9 of the Protocol, are imposed in Algeria by amendment to that Law or under any other Law on or after the date the Parties sign this Agreement.

2.58(2.12)     "Technical Advisory Committee" means the committee
established under Paragraph 5.15 of this Agreement.

2.59(2.60)     "Third Party(ies)" means a natural or juristic
person which is not a party to this Agreement.

2.60(2.63)     "Transportation" shall be as defined in Article 8
of Law 86-14.

2.61(2.52)     "Well" means a hole in the subsoil (exclusive of a
seismic shothole) made by Drilling. For purposes hereof, the following Well classifications are used:

          A. "Exploration Well" means a Well drilled for the purpose of establishing the location of Liquid
          Hydrocarbons not previously discovered or confirmed;

          B. "Delineation Well" means a Well drilled to demarcate or appraise the size, productive capacity, and potential recoverable reserves of Liquid Hydrocarbons discovered by an Exploration Well and to confirm whether that Exploration Well resulted in a Commercial Discovery;

          C. "Development Well" means a Well drilled after the granting of the Exploitation Licence and within the assumed limits of a Pool in order to confirm those limits and to produce Liquid Hydrocarbons.

2.62(2.50)     "Work Program" means a written plan or statement
itemizing specific Petroleum Operations to be conducted during a Contract Year. For purposes of this Agreement, a Work Program shall be one of the following programs which have been approved or deemed approved by the Operating Committee:

          -    An Exploration Work Program;

          -    A Substitute Exploration Work Program;

          -    A Supplemental Exploration Work Program;

          -    An Evaluation Work Program;

          -    A Development Work Program;

     -    An Exploitation Work Program.

2.63(2.62)       The  terms  "Exploration  Costs",  "Exploitation
Costs",  "Joint Account", and "Overhead" shall be as  defined  in
Annex                                                        "B".
                             TITLE I
LEGAL NATURE OF THE AGREEMENT/PERCENTAGE SHARES
                            ARTICLE 3
LEGAL NATURE OF AGREEMENT
3.1 This Agreement is a production sharing type agreement entered into pursuant to Paragraph 2 of Article 22 of Law 86-14 of August 19, 1986, and Paragraphs 3 and 8 C of Decree No. 87-159 of July 21, 1987.

3.2 This Agreement does not create a legal entity and shall not be construed as creating a partnership, a joint venture of any nature, a corporation or a trust. It is simply a juxtaposition of Percentage Shares of Financing for the conduct of Exploration work and the Exploitation of Liquid Hydrocarbons which may be discovered, in accordance with the terms and conditions stated in this Agreement. Each Party shall be responsible only for its share of obligations specified in this Agreement.
                            ARTICLE 4
                FINANCING AND PRODUCTION SHARING


4.1 Financing of Exploration. ANADARKO shall completely finance the work, and furnish all the necessary services and technology, required for conducting Exploration works. If no Commercial Discovery is made, ANADARKO will not be entitled to be reimbursed for funds invested in those efforts. ANADARKO shall have an interest in the Liquid Hydrocarbons discovered and by-products as a result of its Exploration work, conforming to the dispositions of this Agreement.

4.2 Financing of Exploitation. The Parties shall bear all costs to be incurred for the conduct of Exploitation operations according to the following Percentage Share of Financing:

                    SONATRACH      51.00%
                    ANADARKO       49.00%

     Each Party shall arrange for its own sources of capital financing in respect of its Percentage Share of Financing.

4.3  Production Sharing of Liquid Hydrocarbons.

          A. Except as provided in Article 13 herein, all Liquid Hydrocarbons produced during the term of this Agreement and during each Provisional Exploitation Authorization and each Exploitation License, which is not used in Petroleum Operations, shall be distributed between the Parties in the following percentages (herein referred to as "Percentage Interests"):

 Liquid Hydrocarbons                            SONATRACH ANADARKO
 in barrels per day of total (100%)            Percentage  Percentage
          production (quarterly average)       Interest    Interest

          That portion up to 25,000 BPD           [C]         [C]

          That portion in excess of               [C]         [C]
          25,000 and up to 50,000 BPD

          That portion in excess of               [C]         [C]
          50,000 and up to 75,000 BPD

          That portion in excess of               [C]         [C]
          75,000 and up to 100,000 BPD

          That portion in excess of               [C]         [C]
          100,000 and up to 125,000 BPD
          That portion in excess of               [C]         [C]
          125,000 and up to 150,000 BPD

          That portion in excess of               [C]         [C]
          150,000 BPD and up to 200,000 BPD

          That portion in excess of               [C]         [C]
          200,000 BPD

          B. As reimbursement for fifty one percent (51%) of the Exploration Costs incurred by ANADARKO, ANADARKO shall receive Cost Recovery Liquid Hydrocarbons in accordance with Article 18 of this Agreement in an amount equal to the difference between forty-nine percent (49%) of the total (100%) Liquid Hydrocarbons produced and the Percentage Interest share of Liquid Hydrocarbons distributed to ANADARKO under Paragraph
          4.3 A above.

4.4 This Agreement does not confer on ANADARKO any right of ownership of quantities of Liquid Hydrocarbons which are owed to ANADARKO by virtue of this Agreement prior to its receipt by ANADARKO FOB at the Port of Loading. However, SONATRACH agrees to deliver (or cause to be delivered) FOB at the Port of Loading, and ANADARKO shall have the right to receive and export a quantity of Liquid Hydrocarbons equal in value to ANADARKO'S Percentage Interest share of Liquid Hydrocarbons stated in Paragraph 4.3 A above, Cost Recovery Liquid Hydrocarbons under Paragraph 4.3 B above, and, as the case may be, the reimbursement and bonus payable under Article 19 hereafter.
                            TITLE II
         MANAGEMENT AND CONDUCT OF PETROLEUM OPERATIONS

                            ARTICLE 5
               MANAGEMENT OF PETROLEUM OPERATIONS


5.1 The Parties agree to render mutual assistance to one another to the end of execution of this Agreement. The management of Petroleum Operations is carried out by the Operating Committee. The Operating Committee is assisted in its functions by the Technical Advisory Committee. The conduct of Petroleum Operations shall be carried out by the Operator.

OPERATING COMMITTEE

5.2 To provide for the orderly supervision and direction of Petroleum Operations, there is hereby established an Operating
Committee which consists of six (6) members, three (3) appointed by SONATRACH and three (3) by ANADARKO.

5.3 From among its three respective members, each Party shall appoint one (1) member (herein called "Representative") who shall have full power and authority to represent and bind that Party in all matters and decisions to be taken by the Operating Committee pursuant to this Agreement. The remaining two (2) members appointed by each Party shall be designated as "Alternate Representatives", in the order of "First Alternate Representative" and "Second Alternate Representative". The First Alternative Representative shall have full power and authority to act only in the absence of that Party's Representative. The Second Alternate Representative shall have full power and authority to act only in the absence of that Party's Representative and First Alternate Representative. All decisions taken by a Representative (or in his absence, by his First Alternate Representative, or Second Alternate Representative, as applicable) shall be deemed to be the decision of the Party which appointed him.

5.4 At meetings of the Operating Committee, a quorum shall exist upon the attendance of two (2) members which consists of the Representative (or, in his absence, one of the Alternate
Representatives in the order stated) of each Party.

5.5 Not later than thirty (30) Days following the Effective Date, each Party shall deliver Notice to the other Party of the names of its three (3) members appointed to serve on the Operating Committee, and the names of its members appointed to serve as its Representative, First Alternate Representative and Second Alternate Representative.

5.6 At any time, a Party may replace and substitute any one or more of its members on the Operating Committee, or redesignate the order in which any one or more of its members may represent it in respect of decisions to be taken by the Operating Committee, by delivery of Notice to that effect to the other Party. Such Notice shall state the name(s) of the person(s) who shall serve on the Operating Committee, the capacity in which each person shall serve, and the commencement date in which they shall so serve.
5.7 The person who serves as the general manager of ANADARKO in Algeria shall be appointed to serve as its Representative; however, ANADARKO'S other two (2) members who serve on the Operating Committee need not be residents of Algeria.

5.8  The function of the Operating Committee shall be to:

          A. Review, discuss and approve Work Programs and Budgets, and any amendments thereto;

          B. Select the location of Wells to be drilled under approved Work Programs according to the report submitted by the Operator (herein referred to as the "Well Authorization Report");

          C. Review, discuss and approve draft contracts in respect of Petroleum Operations which contemplate an expenditure for the Joint Account in excess of Five Million Dinars (5,000,000.00) or its equivalent in Foreign Exchange;

          D. Determine the shape, coordinates and surface area(s) of the Contract Area in which reductions are required under Article 8;

          E. Review, discuss and approve all other areas to be added to the Contract Area pursuant to Article 8;

          F. Determine the extent, if any, to which a Well should be tested, determine whether an attempt should be made to complete a Well for production, and determine whether a Well should be abandoned;

          G. Determine whether a Well resulted in a discovery of Liquid Hydrocarbons, and whether one or more
          Delineation Wells should be drilled;

          H. Decide whether an application should be submitted for a Provisional Exploitation Authorization;

     I. Determine whether a Commercial Discovery has been established;

          J.   Review, discuss and approve Development Plans,
          Budgets, and any acceptable amendments thereto;

          K. Demarcate the boundaries of each Pool to be submitted to the Competent Authority for the award of Exploitation Licences;

          L. Decide whether an application should be made for an Exploitation Licence;

          M.   Review, discuss and approve expenditure
          recommendations for Development of each Pool which supersede those of the initial Development Plan, including, but not limited to, proposals to implement
          Enhanced Recovery;

          N.   Review, discuss and determine if the Economic
          Limit has been reached as to each Pool in order to decide on the second extension of the Exploitation
          Phase;

          O. Approve the sale of surplus material, equipment and goods acquired at the expense of the Joint Account;

          P.   Establish the occurrence of a case of Force
          Majeure, determine the action to be taken to relieve its consequences and to establish its cessation;

          Q. Determine the types and coverages of insurance to be secured;

          R. Appoint ad hoc subcommittees for such purposes as it deems appropriate. Each Party shall have the right to appoint the same number of members to any such subcommittee as the other Party;

          S. Review Operator's organization structure of personnel to be engaged in conducting Petroleum
          Operations and approve Operator's plans for the training of personnel;

          T. Examine such other matters which arise from this Agreement.

MEETINGS OF THE OPERATING COMMITTEE

5.9 The Operating Committee shall meet at Operator's offices in Algeria, or at such other place as may be agreed by the
Representatives:

          A. On or before November 2 of each Calendar Year to consider and approve the Work Program and Budget for the following Calendar Year;

          B. On or before May 2 of each Calendar Year to review the progress of Petroleum Operations under the Work
          Program and Budget approved for the current Calendar
          Year;

          C. At the time stated in Article 11 in respect of the initial Exploration Work Program and in Article 12 in respect of the Evaluation Work Program, Development Plans and the initial Development Work Program and Budget;

          D. Whenever requested by a Party by giving at least fifteen (15) Days (or such lesser period as the other Party may agree) prior Notice to the other specifying the matter to be considered at the meeting and containing all data and information relating to such matter;

     Each Party may, by Notice to the other, advise of additional matters which that Party desires to have considered by the Operating Committee. Those matters shall be considered at the meeting of the Operating Committee provided that such Notice is given at least ten (10) Days prior to the date of the meeting and data and information of the type referred to in the preceding subparagraph is furnished by that Party.

5.10 Each Party shall be entitled to have present at each meeting of the Operating Committee such reasonable number of technical advisors as it may desire, none of whom, however, shall have any binding authority on behalf of their principal.

5.11 Any proposal made by one of the Parties on a given matter may be considered as a decision taken by the Operating Committee without the holding of a meeting if the following conditions are met:

          A. This Party submits by Notice given to the other the said matters and its proposal;

          B. The other Party shall communicate its decision in writing concerning the proposal within thirty (30) days following receipt of the Notice. If the other Party agrees with the proposal, it will be deemed a decision of the Operating Committee and the exchanges of written Notices will be included in the minutes of the Operating Committee;

          C. Where the matter presented for consideration by its nature requires a decision in less than thirty (30) days, the Notice must specify the period for answer and the reasons justifying the lesser period. The Party to whom the matter had been submitted shall advise of its decision within the time specified in the Notice;

          D. If the matter so submitted is not urgent, the other Party may request that a meeting of the Operating
          Committee be convened to make a decision on that matter.

5.12 The Representative of SONATRACH shall serve as the Chairman of the Operating Committee. The Chairman shall have no voting rights other than his vote as a Representative. He will:

          A. Take charge of the preparation and communication of an agenda for Operating Committee meetings;

          B.   Preside over each meeting.

5.13 The Representative of ANADARKO shall serve as the Secretary of meetings of the Operating Committee. The Secretary is responsible for:

          A. Preparation of a proposed report of all decisions taken by the Operating Committee, including decisions pursuant to subparagraphs 5.11 B or C, and its submission to the Parties within seven (7) Days after the Operating Committee has taken a decision, as well as the preparation of a draft of proposed minutes of each meeting and its submission to the Parties within thirty (30) Days after the Operating Committee has taken a decision. Each Party shall notify the other of its approval or disapproval of the drafts mentioned above within seven (7) Days from its receipt of the report, and within thirty (30) Days from its receipt of minutes.

               A Party who fails to notify the other of its disapproval within the required time will be deemed to have approved the report or minutes;

          B.   Maintenance of a permanent file of all Operating
          Committee meetings and decisions taken.

DECISIONS OF THE OPERATING COMMITTEE

5.14 Except as stated below in this Paragraph, all decisions to be made by the Operating Committee shall be adopted unanimously. If the Operating Committee fails to reach unanimity as to a matter, that matter will be scheduled for reconsideration at a second meeting which will be held no later than fifteen (15) Days following the meeting during which there has been no unanimous accord. If, after reconsideration, the Operating Committee still fails to reach unanimity, that matter shall be resolved as follows:

          A. If the disagreement occurs during the Exploration Phase and relates to the conduct of the Minimum Exploration Program to be financed at the sole risk of ANADARKO (notably, but without limitation, the manner in which the Minimum Exploration Program is to be conducted, and the choice of employees, contractors, vendors of equipment, materials, products and services), then ANADARKO'S decision on this matter being the object of disagreement shall be deemed a decision of the Operating Committee;

          B.   Without prejudice to the dispositions relating to
          Article 13 herein, if the disagreement does not relate to the conduct of the Minimum Exploration Program to be financed at the sole risk of ANADARKO, then the disagreement shall be resolved in conformance with
          Article 26 of this Agreement.

TECHNICAL ADVISORY COMMITTEE

5.15 To assist the Operating Committee, an advisory subcommittee is hereby created (herein referred to as the "Technical Advisory Committee") consisting of four (4) members. Each Party shall designate two (2) members charged with its representation. One
(1) of the delegates of SONATRACH shall be the Chairman, and one
(1) of the delegates of ANADARKO shall be the Secretary. During the first meeting of the Operating Committee, each Representative shall provide written communication of the names of its delegates who will serve on the Technical Advisory Committee. At any time, each Party shall have the right to replace any one or more of its delegates and to substitute that person with another delegate of its choice.

5.16 For meetings of the Technical Advisory Committee, a quorum shall exist upon the attendance of two (2) members which consists of one (1) of the delegates of each Party. With respect to recommendations that the Technical Advisory Committee must make to the Operating Committee, each Party shall have one (1) vote.

5.17 The responsibilities of the Chairman of the Technical Advisory Committee shall consist of the notification in writing of the time and place of meetings, the preparation and communication of an agenda of each meeting, the organization and conduct of each meeting, and the preparation and presentation to the Operating Committee of reports and recommendations requested. The responsibilities of the Secretary of the Technical Advisory Committee shall be to prepare and communicate to each committee member minutes of each meeting.

5.18 The Technical Advisory Committee shall:
          A. Meet regularly, not less than fourteen (14) Days prior to scheduled meetings of the Operating Committee, to prepare and submit to the Operating Committee reports and recommendations regarding the:

                    a.   Petroleum Operations to be conducted
               under proposed Work Programs and Development Plans which Operator has submitted to the Operating
               Committee for review and approval;

                    b.   Amendments proposed to a Work Program
               previously approved or to a proposed Work Program or Development Plan;

          B. Meet at such other times and for such purpose(s) as specifically directed by the Operating Committee;

          C.   Report directly to the Operating Committee.
                            ARTICLE 6
                      CONDUCT OF OPERATIONS


6.1 Operator shall be principally responsible for initiating recommendations to the Operating Committee and for preparing and submitting to it proposed Work Programs, Budgets, reports, data and other analyses.

6.2  During the Exploration Phase and for Petroleum Operations,
ANADARKO will be Operator, except for Exploitation operations to be conducted as stated in Paragraph 6.3 hereafter.

6.3 Except if SONATRACH decides to allow ANADARKO to carry out solely the role of Operator of one or more Pool(s) discovered, the conduct of Exploitation operations on each Pool discovered shall be operated jointly, beginning at the award of the Exploitation Licence, by SONATRACH and ANADARKO who shall, for that purpose, establish an Exploitation Operations Committee according to the following provisions.

6.4 Between the dates Operator submits to the Operating Committee a Discovery Report pursuant to Paragraph 12.1 and a Development Work Program and Budget pursuant to Paragraph 12.9, the Operating Committee shall commence discussions relative to a plan of dual operatorship. The Operating Committee shall endeavor to reach agreement for a plan of dual operatorship not later than the date of the award of the Exploitation Licence applicable to the first Pool to be developed. The agreement so reached is herein called the "Dual Operatorship Plan". Unless the Parties agree otherwise, no Exploitation operations shall be undertaken until the Dual Operatorship Plan has been approved by the Parties.

6.5  The Dual Operatorship Plan shall:

          A. Be stated in a written agreement between the Parties, being subject to all the terms and provisions of this Agreement concerning the rights and obligations of the Parties and the Operator;

          B. Be limited in scope to Exploitation operations, unless the Parties agree otherwise;

          C. Contain a procedure for a phase-in of personnel provided by SONATRACH, such that the dual operating organization is staffed one-half (1/2) by ANADARKO and one-half (1/2) by SONATRACH;

          D. Remain in effect so long as this Agreement remains in effect;

          E. Conform to the provisions stated in Paragraph 6.6 below;

          F.   Be applicable to all Pools discovered, unless
          SONATRACH requests ANADARKO to carry out solely the role of Operator of a particular Pool;

          G. Provide an equitable manner in which Overhead stated in Annex "B" will be allocated between Exploration and Exploitation operations so as to minimize duplication of services and costs.

6.6  The following provisions shall regulate the Exploitation
Operations Committee:

          A. To insure joint execution of Exploitation operations, and within the framework of the Dual
          Operatorship Plan, the Operating Committee shall reach agreement as to the organization and structure of the Exploitation Operations Committee;

          B. During the time ANADARKO serves as the Operator, the Technical Advisory Committee shall remain in effect. Thereafter, the Operating Committee shall determine whether to continue or discontinue that committee, or to absorb its functions into the functions of the Exploitation Operations Committee;

          C. The Exploitation Operations Committee shall be managed by two (2) Operations Managers, one (1) of whom shall be designated by SONATRACH and the other by ANADARKO. The two Operations Managers shall be jointly responsible for managing the current affairs of the Exploitation Operations Committee. However, their respective responsibilities shall be as determined by the Operating Committee;

          D. The Exploitation Operations Committee shall not be a juristic entity:

          E. The Exploitation Operations Committee will act solely for the account of both Parties on the directives and under the control of the Operating
          Committee;

          F. The Exploitation Operations Committee shall be subject to the same provisions stated in this Agreement which are applicable to the Operator.

6.7 ANADARKO may resign from its duties as Operator during the Exploration Phase and as a member of the Exploitation operations Committee during the Exploitation Phase if six (6) months' Notice is delivered to SONATRACH before the date of resignation. ANADARKO may only resign from its duties as the Operator during the Exploration Phase on the condition that it has fulfilled its obligations relative to the Minimum Exploration Program.

6.8 Notwithstanding that resignation, ANADARKO'S responsibility as Operator shall remain until the effective date of its resignation.

6.9 SONATRACH, or the legal entity appointed to serve as Operator or as a member of the Exploitation Operations Committee upon ANADARKO'S resignation from its duties as Operator, shall not be bound by the studies, technical and/or financial conclusions of ANADARKO prior to its resignation.

6.10 SONATRACH will have the right to temporarily withdraw ANADARKO'S status as Operator during the Exploration Phase and during the Exploitation Phase in the case of a default in its obligations as stipulated in Paragraphs 7.1 and 7.2 herein. To this end SONATRACH will address to ANADARKO an advance Notice asking it to remedy its default within the time which will be set in the said advance Notice subject to the circumstances.
     However, except for default which may cause loss of the Exploration Licence, the stipulations of the foregoing paragraph do not apply during the Exploration Phase in the case of the conduct of Petroleum Operations financed at the sole risk of ANADARKO.
                            ARTICLE 7
                EXECUTION OF PETROLEUM OPERATIONS


7.1 During the execution of Petroleum Operations, it shall be the responsibility of Operator to:

          A. Prepare and submit all proposed Work Programs and Budgets, Well Authorization Reports, Discovery Reports, Evaluation Reports, Commerciality Reports (as defined in Article 12) and Development Plans for examination and approval by the Operating Committee;

          B. Conduct all Petroleum Operations in accordance with Work Programs and Budgets, Development Plans, and amendments to any of the foregoing, approved by the Operating Committee;

          C. Make advance cash calls to the Parties according to the Annex "B" and, to the extent provided in an approved Budget, pay all costs and expenses necessary for the conduct of Petroleum Operations;

          D.   To communicate to the Non-Operator:

                    1.   Daily Well progress reports which shall
               consist of a brief description of the work performed, the number of meters drilled, the type and depth of the formation or formations penetrated, the size and landed depth of any casing landed, the type and results of any tests made, and such other Well information or data as the Operating Committee from time to time may reasonably specify;

                    2. Monthly reports which shall consist of a summary of all Petroleum Operations conducted during the prior month;

                    3.   Immediate Notice of special events of
               importance to Petroleum Operations, such as a discovery of Hydrocarbons, Well blowout or Force
               Majeure events;

                    4.   Cuttings and samples of Liquid
               Hydrocarbons;

                    5. Copies of scientific data or information obtained;

                    6.   A reproducible composite electrical log
               upon the completion of each Well, and copies of any log runs made during Drilling and, if same are made, any radioactivity log, acoustic log, temperature survey, deviation or directional survey, caliper log and any like information or data;

                    7.   Complete reports and/or analyses of all
               cores, when and if analyses are made;

                    8.   A copy of the plugging record in the
               event a Well is abandoned as a dry hole or for other reasons;

                    9.   A copy of any final geological report
               and the depth-time curve on all Wells;

                    10.  Copies of geological and geophysical
               records relating to work performed, except magnetic tapes which shall be stored by Operator and made available for use upon request;

                    11.  Reservoir and Well performance data;

                    12.  Detailed reports on a monthly basis of
               all Liquid Hydrocarbons produced from each Pool the prior month, the quantity thereof used or consumed in conducting Petroleum Operations, the quantity delivered into and out of the Parties' joint tankage during that month, the quantity, quality and grade of Liquid Hydrocarbons delivered into SONATRACH'S (or its Affiliate's) pipeline at the Point of Delivery, the quantity, quality and grade of Liquid Hydrocarbons delivered by SONATRACH (or its Affiliate) to, and received by, ANADARKO at the Port of Loading;

          E. Maintain full and accurate technical and accounting records of all Petroleum Operations;

          F. Notify Non-Operator immediately upon the determination of each location for a Well and of the date of commencement of Drilling;

          G. Permit Non-Operator (upon prior notice) to have access to all equipment and facilities in and related to the Contract Area, and to observe all Petroleum
          Operations;

          H. Promptly give Notice to Non-Operator of any and all losses and damages which are not covered by an insurance policy;

          I. Maintain all meters and measuring equipment in good order;

          J. Deliver to SONATRACH all cores, cuttings and fluids collected by Operator in the execution of Petroleum Operations. However, at all times, Operator will be entitled to examine or analyze the said cores, cuttings and fluids, and to take samples in reasonable quantities and volume. Furthermore, with SONATRACH'S approval, Operator will be entitled to export samples of cores, cuttings and fluids that were collected. Should it become necessary to conduct special whole core analyses in a laboratory outside of Algeria and, if SONATRACH agrees, Operator may export the core(s) under its sole responsibility and control to the designated laboratory;

          K. Keep in Algeria the originals of magnetic tapes and, at the end of their processing or analysis, transfer the said tapes to SONATRACH. Copies of magnetic tapes or any other technical data which Operator desires to have processed or analyzed outside Algeria may be exported;

          L.   Perform such other tasks relating to Petroleum
          Operations as directed by the Operating Committee.

7.2 Operator endeavors to conduct Petroleum Operations in a good, prudent and workman-like manner in accordance with sound technical principles and good petroleum industry practice. In the conduct of Petroleum Operations, SONATRACH acknowledges that Operator does not guarantee that its efforts will result in a Commercial Discovery, and that Operator will be responsible only for providing the means to conduct and of conducting Petroleum Operations.

7.3 In conducting Petroleum Operations, Operator will not be liable to Non-Operator for anything done or omitted to be done by it unless the act or omission causes a loss which is directly due to Operator's gross negligence or willful misconduct.

7.4  SONATRACH'S ASSISTANCE

     Within the scope of the conduct of Petroleum Operations, SONATRACH shall, within legal and regulatory limits, give aid to the Operator to:

     Facilitate its personnel's rights of ingress to and egress from the Contract Area and eventually, the surrounding areas.

     Accomplish the necessary formalities in obtaining, on the one hand, entry and exit visas for its resident expatriate personnel or personnel on business trips to Algeria and, on the other hand, required authorizations to import into or export from Algeria documents and/or materials used in the execution of the said operations.

     SONATRACH shall make available to the Operator, without incurring any liability for exactness, documents, magnetic tapes, and geological and geophysical information relating to the Contract Area and that necessary for use in conducting Basin Evaluation efforts. If ANADARKO asks SONATRACH to reproduce and furnish to ANADARKO copies of any such data or information, ANADARKO agrees to reimburse SONATRACH for its actual cost incurred. ANADARKO agrees to use the documents, magnetic tapes, and geological and geophysical information mentioned above only for Petroleum Operations under this Agreement.
                            TITLE III
                        EXPLORATION PHASE

                            ARTICLE 8
                          CONTRACT AREA


8.1 The exclusive coordinates of the Contract Area which comprise the four (4) Exploration Blocks are defined in Annex
"A".

8.2 SONATRACH undertakes that it will not waive, within the framework of this Agreement, its rights to the Exploration Licence, to any Provisional Exploitation Authorization or to any Exploitation Licence awarded without ANADARKO's prior written consent. The Parties agree that neither will fail to comply with any obligation which will cause SONATRACH'S mining title to be cancelled by the Competent Authority.

8.3 If during the Exploration Phase ANADARKO reasonably believes that a portion of the Contract Area is not of sufficient economic potential to justify that ANADARKO start an additional Exploration Work Program on that portion, ANADARKO shall submit to SONATRACH a detailed report containing technical and economic data which supports its position. The report shall also indicate, based upon Basin Evaluation efforts conducted by ANADARKO, that parcel of land outside the Contract Area which, provided this parcel is a free area under Article 12 of Law 86-14, may be appropriately substituted for the portion of the Contract Area stated in ANADARKO'S report to enable ANADARKO to complete its Minimum Exploration Program obligations. That report shall include a substitute Exploration Work Program (herein referred to as the "Substitute Exploration Work Program) which ANADARKO proposes to undertake on the new parcel of land (herein referred to as the "Substitute Area"). Within forty-five
(45) days following receipt by SONATRACH of that report, the Operating Committee shall meet to consider, discuss and approve such report and the Substitute Exploration Work Program proposed by ANADARKO.
     If SONATRACH agrees with ANADARKO'S report and the proposed Substitute Exploration Work Program, then it will submit to the Competent Authority a request for a new Exploration Licence covering the Substitute Area and a request for a partial relinquishment for the areas substituted conforming to the regulatory provisions applicable for this matter. If the Competent Authority accepts the request submitted by SONATRACH, then the new Contract Area shall be made up of the portion of the initial Contract Area remaining and the Substitute Area. If the Competent Authority refuses the request submitted by SONATRACH regarding the substitution of areas, ANADARKO shall be held to pursue the Minimum Exploration Program as it committed to pursuant to Article 10 herein. No Work Program approved by the Operating Committee shall be suspended from execution based on the submittal of a request as mentioned above, as long as the Competent Authority has not ruled on the request.
     If the request for substitution of an area mentioned above is accepted by the Competent Authority, then ANADARKO shall have no right to make other requests during the Exploration Phase. If the request for substitution is refused by the Competent Authority, then ANADARKO may make another request during the Exploration Phase.
     If SONATRACH does not agree with ANADARKO'S report or the Substitute Exploration Work Program proposed, then ANADARKO'S remaining obligations under the Minimum Exploration Program shall be reduced by the amount of Exploration work which would have been conducted for the Minimum Exploration Program on the portion of the Contract Area which is the subject of the proposed substitution. In that event, and without prejudice to the provisions of Paragraphs 8.7 and 8.8, the portion of the Contract Area stated above will be deleted from the Contract Area at the time of disagreement.

8.4 Exploration Costs incurred with respect to areas relinquished in compliance with this Article 8 shall be carried forward and consolidated with Exploration Costs incurred on the totality of the Contract Area. All costs incurred by ANADARKO with respect to Basin Evaluation work which is exclusively related to an area or areas added pursuant to Paragraphs 8.3 and
8.6 shall be included as Exploration Costs reimbursable to ANADARKO according to the applicable provisions of this Agreement.

8.5 Should Exploration works show a geological structure overlapping an area adjacent to the Contract Area, SONATRACH will request the Competent Authority to add this area to the Contract Area if it is a Free Adjacent Area. If that parcel of land is not a free area, the Parties shall endeavor to reach agreement with the Third Party(ies) involved for the joint Exploitation of the discovered Pool overlapping the Contract Area and the said area, and for an equitable distribution of the Liquid Hydrocarbons produced from that Pool.

8.6 If the Parties agree that the expansion of the Contract Area would be advantageous for the conducting together of their Exploration activities, SONATRACH agrees to request the competent
Authority to include those free areas in the Contract Area as provided in Article 12 of Law 86-14.

8.7 Upon expiration of the First Exploration Period stated in Paragraph 9.1 A the surface area of the Contract Area shall be reduced by an amount equal to the greater of, whichever is applicable:

          A.   Twenty five percent (25%) of the Contract Area; or

          B. Twenty five percent (25%) of the Contract Area, plus (if applicable) an additional five percent (5%) for each of the six (6) Exploration Wells specified in Paragraph 10.1 D in which Drilling has not commenced as of that expiration date.

8.8 Upon expiration of the Second Exploration Period stated in Paragraph 9.1 B:

          A. If ANADARKO exercises the option stated in Paragraph 8.9, the surface area of the Contract Area shall be reduced by an amount which results in the Contract Area containing a remaining surface area equal to fifty percent (50%) of the size of the Contract Area prior to reduction under Paragraph 8.7 above; or

          B. If ANADARKO does not exercise the option stated in Paragraph 8.9, the surface area of the Contract Area shall be reduced:

                    1.   To a size which contains only the full
               extent of the area of the Pools in which Liquid
               Hydrocarbons have been discovered, as provided in Paragraph 8.10; or

                    2.   Subject to Article 9, by one hundred
               percent (100%) if ANADARKO elects to withdraw from this Agreement.

8.9 Subject to the provisions of Paragraph 9.4 relative to the extension of time, ANADARKO shall have the option to continue Exploration works on the Contract Area after expiration of the Second Exploration Period stated in Paragraph 9.1 by submitting to SONATRACH, at least seven (7) months prior to expiration of that period, a supplementary Exploration Work Program which is in addition to the Minimum Exploration Program therein referred to as the "Supplemental Exploration Work Program"). If SONATRACH agrees to the Supplemental Exploration Work Program, the reduction in the Contract Area shall be as specified in Paragraph
8.8 A above.

8.10 No reduction in the surface area of the Contract Area shall be required in respect of the full extent of each Pool covered by an Exploitation Licence. Reductions in the surface area of the Contract Area scheduled to be made under either Paragraph 8.7 or
8.8 shall be deferred if either of the following events has occurred and for a period of sixty (60) Days following expiration of the applicable event:

          A. Petroleum Operations are suspended by reason of Force Majeure; or

          B.   An application for a Provisional Exploitation
          Authorization or an Exploitation License has been submitted to the Competent Authority, but the award is pending; or

          C. SONATRACH has been notified of the discovery of Hydrocarbons, but the Operating Committee has not taken a decision as to whether the discovery is commercially exploitable.

8.11 ANADARKO shall notify SONATRACH seven (7) months in advance of the date of its proposed reduction under Paragraphs 8.7 and
8.8 A of the portion of the Contract Area proposed to be reduced. The advance Notice required for the reduction under Paragraph 8.8 B shall be thirty (30) days. So far as possible, the portions reduced shall be of sufficient size and shape to enable Petroleum Operations to be conducted thereon.

8.12 If with respect to any part of the Contract Area which has been reduced under this Article 8, or if upon expiration of the term of this Agreement, ANADARKO desires to make a request for continued Petroleum Operations regarding one or more parts of the original Contract Area, then, provided such parts of the Contract Area are free areas under Article 12 of Law 86-14, SONATRACH agrees to give sympathetic consideration to such request, in priority to ANADARKO over Third Parties.
                            ARTICLE 9
                  TERM OF THE EXPLORATION PHASE


9.1  The term of the Exploration Phase shall include a First
Exploration Period and a Second Exploration Period and respective extensions thereof:

          A. The first period of the Exploration Phase shall last for five (5) Contract Years (herein referred to as the "First Exploration Period") beginning on the Commencement Date.

               The First Exploration Period shall be extended for a period of one (1) Contract Year if necessary to complete the Drilling of one or more of the six (6) Exploration Wells stated in Paragraph 10.1.D.1. ANADARKO shall notify its request for extension to SONATRACH at least seven (7) months prior to the expiration of the First Exploration Period and shall attach thereto all necessary documents.

          B. The second period of the Exploration Phase shall last for three (3) Contract Years (herein referred to as the "Second Exploration Period").

               The Second Exploration Period will be extended for:

                    1.   One (1) Contract Year, if needed, to
               enable ANADARKO to complete the Drilling of one or more Delineation Wells; or

                    2.   Two (2) additional Contract Years, if
               ANADARKO exercises the option stated in Paragraph 8.9, and SONATRACH agrees to the Supplemental Exploration Work Program submitted by ANADARKO.

     With at least seven (7) months' Notice prior to expiration of the then current Exploration Period and in the manner required by Law, ANADARKO shall furnish to SONATRACH who will submit the same to the Competent Authority all documents necessary for each request of renewal of an Exploration Licence.

9.2 If at the expiration of the Exploration Phase (as extended in accordance with Paragraph 9.1.B.2) no Commercial Discovery has been established, then this Agreement shall terminate unless:

          A. Petroleum Operations are then suspended by reason of Force Majeure. In that event, this Agreement shall continue for a period of time during which Petroleum Operations were so suspended in accordance with Article 25; or

          B. ANADARKO is engaged in Drilling operations. In that event, this Agreement shall continue for a period of six (6) months following completion of those Drilling operations.

     If, however, the Drilling operations (or Drilling operations conducted during the period extended by reason of Force Majeure) result in a discovery, this Agreement shall continue until a determination is made whether or not that discovery is a Commercial Discovery and whether an application should be submitted for an Exploitation Licence. If a determination is made that a Commercial Discovery has been made, then this Agreement shall continue for the term of the Exploitation Phase.

9.3 With respect to those portions of the Contract Area released under Article 8, ANADARKO shall not be entitled to any right or interest arising from its prior Petroleum Operations on those portions except as provided in Paragraphs 8.4 and 8.12 of this Agreement.

9.4 The postponement of deadlines or extensions of the duration of the Exploration Periods mentioned in Paragraphs 9.1 and 9.2 herein shall be effective only if approved by the Competent Authority according to the provisions of Decree No. 88-34 of February 16, 1988, relating to the granting and renewal of Exploration Licences. SONATRACH will give Notice to ANADARKO of all refusals or injunctions by the Competent Authority resulting from a request to postpone the deadlines or to extend the duration of an Exploration Period as mentioned above. If the Competent Authority issues an injunction relating to the execution of the Minimum Exploration Program, then ANADARKO may either commit to take the necessary measures to comply with the said injunctions within the time eventually prescribed by the Competent Authority, or in the case where ANADARKO considers that these injunctions are not justified or if it decides not to comply with the injunctions it may withdraw from the Exploration Licence under the condition, however, to pay SONATRACH, within thirty (30) Days following, an amount equal to the difference between the value of the Exploration works which had to be performed during the period at the end of which it withdraws and the Exploration Costs incurred at the date of its withdrawal. In any case, the value of the Exploration works mentioned above for the First Exploration Period cannot be less than U.S. $63.5 Million where U.S. $48 Million will be for Drilling.
     ANADARKO will not have rights to any indemnification or reimbursement of the sums stipulated above as penalty based on the refusal of postponement of deadlines or extensions mentioned above formulated by the Competent Authority taken at the end of each period of the Exploration Phase. However, for Exploration Costs incurred before the date where ANADARKO refused to conform to the injunctions of the Competent Authority, the provisions of
Article 18 will be applied in the case of the Exploitation of a Commercial Discovery.
     Any withdrawal by ANADARKO pursuant to this Paragraph shall be without prejudice to its rights of Exploitation derived from any previous Commercial Discovery pursuant to Article 12.
                           ARTICLE 10
                   MINIMUM EXPLORATION PROGRAM


10.1 During the Exploration Phase, ANADARKO shall conduct, and furnish all sums necessary to finance, a Minimum Exploration
Program consisting of:

          A.   Exploration which will include:

                    1.   The study, processing or reprocessing,
               interpretation and analysis of the information and data furnished by SONATRACH under Paragraph 7.4 of this Agreement which ANADARKO determines is necessary for the evaluation of the prospective potential of the Contract Area;

                    2.   The conduct of geophysical exploration
               through the acquisition of at least one thousand (1,000) kilometers of new seismic data over the Contract Area, together with the processing and interpretation of that data;

          B.   Basin Evaluation efforts stated in Annex "C";

          C. The installation, operation and maintenance of the Seismic Processing Center pursuant to Annex "D";

          D.   The Drilling of ten (10) Exploration Wells on the
          Contract Area:

                    1.   Six (6) Exploration Wells will be
               drilled during the First Exploration Period; and

                    2.   Four (4) Exploration Wells will be
               drilled during the Second Exploration Period.

               If, during the First Exploration Period, ANADARKO drills more than six (6) Exploration Wells, the excess Exploration Wells drilled shall be credited against Exploration Wells required to be drilled during the Second Exploration Period.

          E. If a discovery of Liquid Hydrocarbons is made, the Drilling of up to two (2) Delineation Wells to confirm whether that discovery is a Commercial Discovery, unless the Operating Committee determines either that:

                    1.   The discovery is a Commercial Discovery
               and it is not necessary to drill one or more
               Delineation Wells; or

                    2.   The discovery can be adequately drained
               by less than three (3) Wells; or

                    3.   The provisions of Paragraph 12.4 are
               applicable.
10.2 ANADARKO'S obligation to conduct the Minimum Exploration
Program shall be considered completely performed and satisfied upon the first to occur of the following dates:

          A.   The date ANADARKO completes the Minimum
          Exploration Program; or

          B. If ANADARKO does not complete the Minimum Exploration Program, the date ANADARKO has incurred Exploration Costs equal in value to U.S. One Hundred Million Dollars ($100,000,000.00), of which at least the equivalent of U.S. Eighty Million Dollars ($80,000,000.00) in Exploration Costs has been incurred for the Drilling of all or less than all the Exploration Wells specified in Paragraph 10.1 D above; or

          C. To the dates and in the conditions mentioned in Paragraph 9.4 above.

10.3 Upon the first to occur of the dates stated in Paragraph
10.2 above:

          A. ANADARKO will be conclusively deemed to have performed and satisfied all financial and work commitments required of it in respect of the Minimum
          Exploration Program;

          B. Without prejudice to the foregoing subparagraph and the provisions of Article 9, ANADARKO shall have the right to continue Exploration efforts in an effort to make a Commercial Discovery during the remainder of the term of the Exploration Phase;

          C. If no Commercial Discovery has been made, ANADARKO shall have the option to withdraw from this Agreement.

10.4 If, upon expiration of the Second Exploration Period (as possibly extended by Paragraph 9.1 B.1) ANADARKO has neither completed the Minimum Exploration Program nor incurred Exploration Costs equal to U.S. One Hundred Million Dollars ($100,000,000.00) for those portions of the Minimum Exploration Program stated in subparagraphs 10.1 A, B, C, and D above, then ANADARKO shall pay to SONATRACH a sum equal to the difference between U.S. One Hundred Million Dollars ($100,000,000.00) and the total sum of Exploration Costs incurred for those portions of the Minimum Exploration Program specified above. Payment to SONATRACH under this Paragraph shall be made not later than thirty (30) days from the date of determination of the sum owed by ANADARKO and in the manner directed by SONATRACH.
                           ARTICLE 11
              EXPLORATION WORK PROGRAMS AND BUDGETS


11.1 Not later than thirty (30) Days following the Effective Date of this Agreement, Operator shall prepare and submit to the Operating Committee for its review the proposed initial Exploration Work Program which it proposes to conduct during the first Contract Year. The Operating Committee shall meet within thirty (30) Days thereafter to review and decide on this program.

11.2 On or before October 1 of each Calendar Year other than the initial Contract Year, Operator shall submit to the Operating
Committee its proposed Exploration Work Program for the next succeeding Calendar Year.

11.3 Each proposed Exploration Work Program shall be submitted to and approved by the Operating Committee and:

          A. Contain all information as is necessary to describe fully Petroleum Operations to be conducted during the period covered thereby;

          B.   Be satisfactory as to enable ANADARKO to conduct
          Exploration in an orderly progression so that its Minimum Exploration Program obligations can be timely performed during the Exploration Phase.

     All Exploration work to be conducted will be as consistent as possible with the Exploration Work Program approved for the applicable Contract Year. However, if, for a given period of the Exploration Phase, Exploration work conducted during a Contract Year exceeds that to be performed under an approved Exploration Work Program, the excess shall be carried forward as a credit to be applied against ANADARKO'S Exploration efforts to be conducted by ANADARKO in the succeeding Contract Year. Should ANADARKO fail to conduct Exploration scheduled to be conducted during a Contract Year, that part of Exploration not conducted shall be made up in the succeeding Contract Year.

11.4 In accordance with Annex "B", Operator shall keep complete books and records of all Exploration Costs incurred.
                            TITLE IV
                       EXPLOITATION PHASE

                           ARTICLE 12
         EVALUATION, DETERMINATION AND DEVELOPMENT PLAN
                    OF A COMMERCIAL DISCOVERY


2.1 If a Hydrocarbon Pool is discovered, Operator shall promptly notify Non Operator and, within ninety (90) Days, submit a report to the Operating Committee specifying all pertinent information concerning the discovery (herein called "Discovery Report"), together with Operator's recommendation as to whether the discovery warrants evaluation by the Drilling of one or more Delineation Wells.

12.2 If Operator concludes that one or more Delineation Wells should be drilled, Operator shall include with its Discovery Report a proposed Work Program and Budget for such evaluation efforts (herein called the "Evaluation Work Program and Budget").

12.3 Within fifteen (15) Days after receipt of the Discovery Report, the Operating Committee shall meet to consider Operator's recommendations. Upon approval of an Evaluation Work Program and Budget by the Operating Committee, Operator shall proceed with the Drilling of those Delineation Wells contained therein, with the understanding that all Delineation Wells (if any) in excess of two (2) shall be considered Joint Operations.

12.4 If the Operating Committee concludes that the discovery does not warrant or require the Drilling of any Delineation Well, or if the discovery is a Non-Associated Gas discovery, then:

          A. Operator shall not be obligated to drill any Delineation Well concerning that discovery;

          B.   If SONATRACH disagrees with Operator's conclusion,
          SONATRACH may drill such number of Delineation Wells as it believes are necessary to evaluate that discovery pursuant to the provisions of Article 13 hereof;

          C. If the discovery is a Non-Associated Gas discovery, all further Petroleum Operations associated with that discovery shall be in accordance with Article
          19 of this Agreement.

12.5 If the Operating Committee fails to approve the Evaluation Work Program and Budget proposed by Operator (or any amendment thereto proposed by Non Operator), that part of the Evaluation Work Program and Budget for which approval was not received shall be deferred for reconsideration at a second meeting of the Operating Committee to be held within fifteen (15) Days following the date of the first meeting. If, at the second meeting, the Operating Committee fails to reach a decision, the Evaluation Work Program and Budget proposed by Operator shall be deemed approved by the Operating Committee if the works are to be financed at ANADARKO'S sole risk.

12.6 If the approved Evaluation Work Program and Budget requires a Provisional Exploitation Authorization to be obtained, SONATRACH shall, within thirty (30) Days following the date of approval of the Evaluation Work Program and Budget, submit an application for a Provisional Exploitation Authorization for the period determined by the Operating Committee and not exceeding the maximum term authorized by Law.

12.7 Within thirty (30) Days following completion of the Evaluation Work Program and Budget, Operator shall submit to the Operating Committee a preliminary report (herein called the "Evaluation Report") which sets forth all relevant available technical and economic data, which shall include the geological and geophysical information, thicknesses and depth of producing zones, pressures, petro-physical properties of the Reservoir rocks, results of analyses of fluids under pressure (PVT), Hydrocarbon reserve estimates, anticipated drive mechanisms, anticipated production performance for each Reservoir, relevant characteristics and analyses of the Hydrocarbons discovered, and other characteristics of the Reservoir and fluids contained therein.

12.8 Within one hundred twenty (120) Days following the date
Operator submits the Evaluation Report, Operator shall submit to the Operating Committee a second report (herein called the "Commerciality Report") which states whether or not the discovery is commercially exploitable.

12.9 If Operator concludes that the discovery is commercially exploitable, Operator shall submit with the Commerciality Report a proposed Development Plan and a proposed Work Program and Budget (herein called the "Development Work Program and Budget") which covers Exploitation operations to be conducted during the balance of the year in which the Exploitation Licence is awarded and the entire succeeding Calendar Year.

12.10 The proposed Development Plan shall be designed following sound engineering and economic principles of the petroleum industry, and:

          A. It shall be designed to ensure that the Reservoir does not suffer an excessive rate of decline of production or an excessive loss of Reservoir energy;
          and

          B. It shall adopt the optimum economic Well spacing for the project considered as a whole.

12.11     The Commerciality Report shall contain:

          A. A copy of the Evaluation Report and a statement of Petroleum Operations conducted pursuant to the Evaluation Work Program;

          B. An economic evaluation demonstrating whether the discovery may or may not be exploited profitably;

          C.   Provisions relating to:

                    1.   The Drilling of Development Wells;

                    2.   The design, engineering, construction
               and installation of equipment, lines, systems, facilities, materials and related equipment necessary to permit the production, collection, storage, processing for removal of Natural Gas Liquids, Transportation, delivery of Liquid Hydrocarbons, and the reinjection of Natural Gas;

          D. A forecast of Liquid Hydrocarbons that may be sold during the Exploitation Phase from that discovery;

          E. A forecast of the price that may be received from the sale of Liquid Hydrocarbons on the international market;

          F. A statement of Exploration Costs incurred by ANADARKO in respect of that discovery, together with:

                    1.   A statement of all other unreimbursed
               Exploration Costs; and

                    2. A forecast of Exploration Costs (if any) to be incurred in respect of all further
               Exploration efforts on the Contract Area.

          G. A statement of Cost Recovery Liquid Hydrocarbons to be delivered to ANADARKO from that Pool, based upon the criteria stated in Article 18 hereof;

          H. A forecast of Exploitation Costs, Taxes, Royalty and Transportation charges;

          I. A schedule of the time ANADARKO estimates will be required to complete the Development Plan;

          J. A plat showing the boundary of the parcel of land to be demarcated as the area to be subject to an Exploitation Licence; and

          K. Recommendations concerning the obtaining of an Exploitation Licence.

12.12 Within thirty (30) Days following receipt of the Commerciality Report, the Operating Committee shall meet to consider it. If a proposed Development Plan and a proposed Development Work Program and Budget were prepared and submitted with the Commerciality Report, the Operating Committee shall also review, discuss and attempt to reach unanimous agreement as to those matters.

12.13 It is the responsibility of the Operating Committee at the meeting held pursuant to Paragraph 12.12 above to determine whether or not a discovery of Liquid Hydrocarbons is commercially exploitable and, if prepared and submitted by the Operator, to approve a Development Plan and a Development Work Program and Budget for that Pool. In that regard, the following provisions shall be applicable:

          A. If the Operating Committee unanimously agrees that the discovery is a Commercial Discovery, and if the proposed Development Plan and the proposed Development Work Program and Budget are approved unanimously, they shall be carried out after the granting of the Exploitation Licence as stipulated in Paragraph 12.14 herein. If the Operating Committee fails to unanimously approve the proposed Development Plan and/or the proposed Development Work Program and Budget, then those parts thereof which were not approved shall be deferred for reconsideration at a second meeting of the Operating Committee. This meeting shall be held within thirty (30) Days following the date of the meeting held pursuant to Paragraph
          12.12 above. If, at the second meeting, the Operating Committee fails to reach unanimous agreement as to those parts of the proposed Development Plan and/or the proposed Development Work Program and Budget, the disagreement shall be resolved in accordance with the procedure specified in Article 26 herein;

          B. If the Operating Committee unanimously agrees that the discovery is not a Commercial Discovery, then all further operations in respect of that discovery shall be suspended;

          C. If SONATRACH notifies ANADARKO that it believes the discovery is a Commercial Discovery, but ANADARKO is not in agreement, SONATRACH, pursuant to the provisions of subparagraph 13.1 B, shall conduct all further Petroleum Operations which it believes are necessary; and

          D.   If ANADARKO believes the discovery is a Commercial
          Discovery, but SONATRACH is not in agreement, the disagreement shall be resolved in accordance with the procedure specified in Article 26 herein.

12.14 Within thirty (30) Days following the date of approval of the Development Plan and the Development Work Program and Budget applicable to each Commercial Discovery, SONATRACH shall submit to the Competent Authority an application for an Exploitation Licence. In other portions of the Contract Area, Exploration may (or will, if ANADARKO has not satisfied its obligations in respect of the Minimum Exploration Program) continue concurrently with Development and Exploitation operations.
                           ARTICLE 13
                SOLE RISK OPERATIONS OF SONATRACH


13.1 The provisions of this Article are applicable if:

          A.   SONATRACH elects to drill one or more Delineation
          Wells pursuant to subparagraph 12.4 B; or

          B.   SONATRACH elects to conduct further Petroleum
          Operations pursuant to subparagraph 12.13 C; or

          C. During the Drilling of an Exploration Well, ANADARKO experiences mechanical difficulties or other geological circumstances and notifies SONATRACH that ANADARKO does not wish either to continue the Drilling of that Well at that location or to drill another Exploration Well in substitution of that Well, and SONATRACH elects to take over those Drilling operations; or

          D. During the Drilling of an Exploration Well, and if ANADARKO refuses to perform supplementary works requested by SONATRACH, SONATRACH shall be able to conduct at its sole risk and expense all Drilling and coring operations or any other investigation for the purpose of recognizing or evaluating a formation during the Drilling of a Well. SONATRACH may have these additional works conducted by the Operator, if it agrees, at the time and in the manner deemed best by the Operator taking into account the primary objectives of the Drilling in question.

13.2 Should SONATRACH desire to conduct Drilling operations pursuant to subparagraph 13.1 A above, it shall have the right to do so at its sole risk and expense, provided that it commences those Drilling operations within six (6) months from the date it notifies ANADARKO of its election under subparagraph 12.4 B.

13.3 Before SONATRACH commences Drilling or other operations under this Article, the Parties shall reach agreement as to the boundary of the area in which Drilling or other operations at the sole risk and expense of SONATRACH shall be conducted. If the Drilling or other operations stated in subparagraphs 13.1 B and C are conducted by SONATRACH, the area so determined shall be reserved for SONATRACH'S exclusive use.

13.4 Upon completion of Drilling pursuant to subparagraph 13.1 A, SONATRACH shall submit to the Operating Committee an Evaluation
Report and a Commerciality Report containing the information and data stated in Article 12.

13.5 If the Commerciality Report with respect to Wells drilled pursuant to subparagraph 13.1 A above confirms that the Liquid Hydrocarbons are commercially exploitable, the Drilling of all Development Wells and all further Petroleum Operations shall be Joint Operations conducted at the expense of the Joint Account.

13.6 Liquid Hydrocarbons from each Pool developed pursuant to Paragraph 13.5 above shall be divided as follows:

          A. Liquid Hydrocarbons from Wells drilled at the sole cost, risk and expense of SONATRACH shall be produced solely for the account of SONATRACH until it has received an amount equal in value to five hundred percent (500%) of all costs and operating expenses borne solely by SONATRACH for the Drilling and equipping for production of the applicable Well(s);

          B. Liquid Hydrocarbons from all Wells other than those stated in subparagraph A above (and Liquid Hydrocarbons from those Wells after recoupment by SONATRACH of the penalty mentioned above) shall be divided in accordance with Paragraph 4.3 above.

13.7 If SONATRACH elects to conduct further Petroleum Operations not included in ANADARKO'S Work Program at its sole risk and expense pursuant to subparagraph 13.1B, C or D above, and if a Hydrocarbon Pool is consequently discovered, SONATRACH shall be solely entitled to that discovery. SONATRACH shall send Notice to ANADARKO of the discovery. ANADARKO shall have the option to have its rights under this Agreement reinstated in that discovery by paying cash, in the currency of SONATRACH'S choice, five (5) times the total costs and expenses of works incurred by SONATRACH at its sole cost, risk and expense. The reinstatement option of ANADARKO shall remain in effect for six (6) months from the date ANADARKO receives the foregoing Notice from SONATRACH. The sum mentioned above shall be paid by ANADARKO within one (1) month from the date it notifies SONATRACH of the exercise of its reinstatement option. The sum paid by ANADARKO to SONATRACH in consideration of its reinstatement shall not be subject to any reimbursement obligation by SONATRACH.

13.8 Except as provided in Paragraph 13.7 above, ANADARKO will have no rights to Liquid Hydrocarbons coming from Pools established by SONATRACH under subparagraphs 13.1 B, C or D, nor will ANADARKO be obligated to share in the Exploitation Costs of those Pools.
                           ARTICLE 14
                 TERM OF THE EXPLOITATION PHASE


14.1 The initial term of the first period of the Exploitation Phase of each Pool shall be fifteen (15) years from the date the Exploitation Licence is awarded (herein referred to as the "First Exploitation Period"). If, due to delays in the installation of evacuation pipelines by Operator or SONATRACH (or its Affiliate), ANADARKO does not receive its share of Liquid Hydrocarbons from that Pool during the term of the Provisional Exploitation Authorization, the term of the First Exploitation Period of that Pool shall be extended for that period of time necessary for ANADARKO to receive a volume of Liquid Hydrocarbons equal to the volume it would have received if the production from the Pool could have been delivered by SONATRACH.

14.2 The First Exploitation Period of each Pool shall be extended in the following manner:

          A. ANADARKO shall have the option to extend the First Exploitation Period of each Pool for an additional period of five (5) years (herein referred to as the "Second Exploitation Period") by notifying SONATRACH of its option to extend the First Exploitation Period at least sixty (60) Days prior to expiration of the First Exploitation Period;

          B. Before expiration of the Second Exploitation Period, and in order to determine if the term of the Exploitation Phase of the Pool in question should be extended for an additional period of five (5) years (herein referred to as the "Third Exploitation Period"), the Operating Committee shall determine if the Economic Limit of that Pool has or has not been reached. If the Operating Committee unanimously agrees that the Pool in question has not reached its Economic Limit, then the Exploitation Phase of that Pool shall be automatically extended for the Third Exploitation Period.

14.3 If the Operating Committee fails to reach unanimous agreement as to the Third Exploitation Period stated in subparagraph 14.2 B above, the impasse shall be resolved as follows:

          A. If ANADARKO is of the opinion that Economic Limit has been reached as to a particular Pool, but SONATRACH disagrees with ANADARKO's opinion, ANADARKO shall have the option to withdraw from further participation in that Pool by notifying SONATRACH to that effect; or

          B. If SONATRACH is of the opinion that Economic Limit has been reached as to that Pool, but ANADARKO disagrees with SONATRACH's opinion, the impasse shall be resolved in accordance with the procedure specified in Article 26 below.

14.4 If ANADARKO and SONATRACH agree that Economic Limit has been reached, all Petroleum Operations associated with that Pool shall be discontinued and equipment from that Pool shall be salvaged as directed by the Operating Committee.

14.5 Upon the date the Parties agree that Economic Limit has been reached in respect of the last Pool under Exploitation under this Agreement, or the date ANADARKO elects to withdraw from further participation in all Petroleum Operations pursuant to Article 30 hereof, this Agreement shall terminate.
                           ARTICLE 15
             EXPLOITATION WORK PROGRAMS AND BUDGETS


15.1 Operator shall prepare and submit to the Operating Committee for consideration and approval the following documents relating to the Joint Operations chargeable to the Joint Account:

          A. Development Work Programs and Budgets, for which the Operating Committee shall meet initially at the time(s) stated in Paragraph 12.12 above, and thereafter meet at the time stated in Paragraph 5.9;

          B. Exploitation Work Programs and Budgets, for which the Operating Committee shall meet at the times stated in Paragraph S.9.

15.2 In respect of annual meetings to be held at the times stated in Paragraph 5.9 A, Operator shall prepare and submit to the Operating Committee, on or before October 1 of each Calendar Year, a proposed Work Program and corresponding Budget for the next succeeding Calendar Year.

15.3 Each Work Program and Budget shall contain such information as is necessary to describe fully the Petroleum Operations to be conducted during the period covered thereby and the currency or currencies in which costs and expenses are anticipated.

15.4 Within the time stated in Annex "B", each Party shall pay to the Operator, in Dinars or in convertible Foreign Exchange, its share of Cash Calls required to cover expenses of conducting Development and Exploitation Work Programs. Operator will not be required to continue or to conduct such works, or to commit to costs required therefor, if a Party has not paid its share of the Cash Call due.

15.5 Except as otherwise provided:

          A. With respect to specific projects within Budgets approved by the Operating Committee, Operator shall not be required to obtain any further approval of over-expenditures which do not exceed fifteen percent (15%) of the expenditure authorized for that project in the Budget for a given Calendar Year. However, Notice of the need for additional expenditures shall be given to the Operating Committee as soon as the need becomes apparent.

          B. Operator shall have no authority to use funds budgeted for a particular item for any other purpose;
          and

          C. Operator shall have no authority to use budgeted funds for a particular item which will cost in excess of Five Million Dinars (5,000,000.00) or its equivalent in Foreign Exchange without first having obtained from the Operating Committee approval of an authorization for expenditure covering that particular item.

15.6 The authorization given by the Operating Committee for the Drilling of any Well shall include approval of all necessary expenditures required therefor and for completing, testing and equipping that Well.

15.7 In an emergency, Operator shall have the right to incur liabilities on behalf of the Parties without prior authorization of the Operating Committee. In that event, Operator shall take such steps and make such expenditures on behalf of the Parties as are necessary to protect the interests of the Parties and their respective employees. As promptly as possible, Operator shall report such emergency and the action it has taken to the Operating Committee.

15.8 No Well which is producing Hydrocarbons (or is capable of but is not then producing Hydrocarbons) may be plugged and abandoned without approval of the Operating Committee and the Competent Authority. If approval of the Operating Committee and the Competent Authority is received to plug and abandon a Well, that Well shall be plugged and abandoned by Operator at the expense of the Joint Account. However, if the Well was drilled by SONATRACH pursuant to Article 13 and recoupment of penalty (if applicable under Paragraph 13.6.A) has not been achieved, that Well shall be abandoned at the sole cost and expense of SONATRACH.

15.9 Except as provided in Article 13, all expenses, risks and liabilities for Development and Exploitation of each Pool shall be considered Joint Operations conducted at the joint expense of the Parties in accordance with their Percentage Share of Financing.

15.10     All payments which either Party is required to make
(except advances for cash calls of the Operator) shall be made within thirty (30) Days following receipt of the invoice requesting such payment.

15.11 In accordance with Annex "B", Operator shall keep complete books and records of all Exploitation Costs incurred.

15.12 A Party shall be in default if it fails to advance to Operator its Percentage Share of Financing of cash calls within the time stated in Annex "B", or fails to pay when due its Percentage Share of Financing of costs of the Joint Account. That Party shall remedy its default by paying all amounts due, plus interest thereon from the date such amount was due and payable at the rate specified in Annex "B".
                           ARTICLE 16
                VALUATION OF LIQUID HYDROCARBONS


16.1 The quantities of Liquid Hydrocarbons delivered to ANADARKO as Cost Recovery Liquid Hydrocarbons under Article 18 shall be valued solely at the sales price of Liquid Hydrocarbons of identical quality received by SONATRACH on the international market (hereinafter referred to as the "Sales Price").

16.2 The calculation of the Sales Price applicable for each Calendar Quarter shall be made on the basis of the average price received by SONATRACH from sales of Liquid Hydrocarbons during the three (3) months preceding the month in which the Notice required by Paragraph 16.3 is made. The sales to be taken into consideration in the determination of the Sales Price shall be in Foreign Exchange FOB at the Port of Loading and shall concern comparable quantities of Liquid Hydrocarbons, after taking into consideration adjustments for quality. No "spot" sales or contracts involving barter shall be used in the calculation of the Sales Price.

16.3 The Sales Price referred to in Paragraph 16.2 above shall be stated for a Calendar Quarter in a Notice delivered by SONATRACH to ANADARKO at the latest within the first ten (10) Days of the month preceding such Calendar Quarter. The Sales Price thus stated shall apply to Liquid Hydrocarbons taken in the Calendar Quarter in question. If such Notice is not delivered within that time limit, the applicable price shall be that previously calculated. However, the Operating Committee may decide to retain the Market Price applicable for the same period as stipulated in Paragraph 16.4 herein. If the new Sales Price which should have been applied for the said Calendar Quarter is set after the time limit, an adjustment to the valuation shall be made by adjusting the quantity of Liquid Hydrocarbons to be taken during the next Calendar Quarter.

16.4 If one Party believes that the Sales Price referred to in Paragraph 16.2 differs in a significant manner and for a significant period of time from the average of a basket of prices of Liquid Hydrocarbons of the same quality as those Liquid Hydrocarbons to be taken by ANADARKO (hereinafter referred to as the "Market Price"), the Operating Committee shall determine the price to be used for the valuation of Liquid Hydrocarbons. For the purpose of the composition of the basket of prices stated above, and before Liquid Hydrocarbons are taken, the Operating Committee shall select at least five (5) Liquid Hydrocarbons of the same quality to determine the Market Price.

16.5 The quantities of Liquid Hydrocarbons to be taken by ANADARKO during a given Calendar Year shall be calculated on a provisional basis during the first fifteen (15) days of the month of December preceding the applicable Calendar Year on the basis of the elements agreed by the Parties under Paragraph 4.3 B. Before the end of each Calendar Quarter of the Calendar Year in question, these quantities shall be adjusted on the basis of actual data supplied and arrived at by the Parties. Before the end of the first Calendar Quarter of the Calendar Year following the Calendar Year in question, the quantities due to ANADARKO for that Calendar Year shall be definitely determined. Any adjustments made shall apply to quantities of Liquid Hydrocarbons to be taken during the following Calendar Quarter.
                           ARTICLE 17
               DISPOSITION OF LIQUID HYDROCARBONS


17.1 During the term of this Agreement, each Party shall have the right to take, receive, export from Algeria, sell, dispose of, and carry away all its share as stated in Paragraph 4.3 of all Liquid Hydrocarbons produced and saved from each Pool.

17.2 As part of Joint Operations, Operator shall construct such Liquid Hydrocarbon storage and handling facilities and evacuation pipelines which are necessary to connect the respective delivery facilities of each Pool to the main pipeline(s) of SONATRACH (or its Affiliate). All these facilities shall be approved beforehand by the Operating Committee. The outlet flange of each evacuation pipeline at the main pipeline shall be the Point of Delivery.

17.3 Costs and expenses necessary pursuant to Paragraph 17.2, and those necessary for the maintenance and operation of those pipelines and metering stations located upstream from the Point of Delivery, shall be Joint Account expenses.

17.4 If quantities of Liquid Hydrocarbons as to which ANADARKO is entitled from a discovered Pool do not have the same characteristics as those to be delivered to ANADARKO at the Port of Loading, then, before deliveries commence, the Parties shall reach agreement as to the characteristics and quantities of Liquid Hydrocarbons to be delivered by SONATRACH to ANADARKO in substitution of those ANADARKO should be delivered. The quantities of Liquid Hydrocarbons stated above shall be determined in accordance with an evaluation formula determined by the Operating Committee. That formula shall take into consideration the difference in quality between the Liquid Hydrocarbons from the Pools discovered and the Liquid Hydrocarbons to be delivered by SONATRACH to ANADARKO.

17.5 If controls relating to production quotas are imposed such that the Pools are restricted from being able to produce at their Maximum Efficient Rate of production, SONATRACH agrees that the reduction in the production of Liquid Hydrocarbons from said Pools will not be greater than that imposed on the total production of Liquid Hydrocarbon Pools of the same kind in Algeria. However, should the imposition of quotas for the conservation of the production result in the said Pools being produced at a rate below their Economic Limit, the Parties agree to make every effort to ensure that such Pools are produced at their Maximum Efficient Rate of production.
                           ARTICLE 18
          REIMBURSEMENT OF THE FIFTY ONE PERCENT SHARE
                      OF EXPLORATION COSTS


18.1 As reimbursement for fifty one percent (51%) of Exploration Costs incurred, ANADARKO shall receive and SONATRACH commits itself to deliver (or cause to be delivered) to ANADARKO, FOB at the Port of Loading, a quantity of Liquid Hydrocarbons valued in accordance with Article 16 and determined by application of the provisions of subparagraph 4.3 B (herein referred to as "Cost Recovery Liquid Hydrocarbons").

18.2 Deliveries of Cost Recovery Liquid Hydrocarbons shall be made, subject to Paragraphs 18.3 and 18.4 below, from one or more Pools developed and exploited jointly until ANADARKO has been reimbursed fully for fifty one percent (51%) of all Exploration Costs incurred.

18.3 The quantity of Cost Recovery Liquid Hydrocarbons shall be determined by taking into consideration the legal amortization rate specified in Article 54 of Law 86-14.

18.4 In determining the quantity of Cost Recovery Liquid
Hydrocarbons, the Parties agree as follows:

          A. If the Operating Committee determines that a Pool would be commercially exploitable if fifty one percent (51%) of all Exploration Costs which (i) have not been reimbursed to ANADARKO at that time (herein referred to as "Unreimbursed Exploration Costs"); and (ii) are projected to be incurred by ANADARKO thereafter (herein referred to as "Projected Exploration Costs"), were charged as a burden against SONATRACH'S share of Liquid Hydrocarbons from that Pool, then the Cost Recovery Liquid Hydrocarbons shall be equal in value to:

                    1.   Unreimbursed Exploration Costs; and

                    2.   Projected Exploration Costs (subject,
               however, to adjustment based upon the sum of actual Exploration Costs incurred in the future), even if no further Commercial Discovery is achieved; or

          B. If the Operating Committee determines that the Pool would be commercially exploitable only if Unreimbursed Exploration Costs and a portion of Projected Exploration Costs were charged as a burden against SONATRACH'S share of Liquid Hydrocarbons from that Pool, then Cost Recovery Liquid Hydrocarbons shall be equal in value to:

                    1.   Unreimbursed Exploration Costs; and

                    2.   The agreed portion of Projected
               Exploration Costs (subject, however, to adjustment based upon the sum of actual Exploration Costs incurred in the future).

               That portion of Exploration Costs not reimbursed out of Liquid Hydrocarbons from that Pool shall be carried forward for reimbursement as stated in subparagraph 18.4 F below; or

          C. If the Operating Committee determines that the Pool would be commercially exploitable if all or a portion of Unreimbursed Exploration Costs, but none of the Projected Exploration Costs, were charged as a burden against SONATRACH'S share of Liquid Hydrocarbons from that Pool, then the Cost Recovery Liquid Hydrocarbons shall be equal in value to the agreed portion of Unreimbursed Exploration Costs. That portion of Exploration Costs not reimbursed out of Liquid Hydrocarbons from that Pool shall be carried forward for reimbursement as stated in subparagraph
          18.4 F below; or

          D. If the Operating Committee determines that the Pool is commercially exploitable if only fifty one percent (51%) of Exploration Costs incurred in respect of that Pool were charged as a burden against SONATRACH'S share of Liquid Hydrocarbons, then the Cost Recovery Liquid Hydrocarbons from that Pool shall be equal in value to fifty one percent (51%) of Exploration Costs incurred in respect of that Pool only. That portion of Unreimbursed Exploration Costs from that Pool shall be carried forward for reimbursement as stated in subparagraph 18.4. F below; or

          E. If the Operating Committee determines that a particular discovery of Liquid Hydrocarbons is commercially exploitable only if not burdened by charging SONATRACH'S share of Liquid Hydrocarbons from that Pool with a reimbursement obligation, then Unreimbursed Exploration Costs and Projected Exploration Costs which otherwise would be reimbursable to ANADARKO out of Liquid Hydrocarbons from that Pool shall be carried forward for reimbursement in the manner stated in subparagraph 18.4 F below; and

          F. The following provisions shall be applicable to Exploration Costs which have not been reimbursed to ANADARKO from SONATRACH'S share of Liquid Hydrocarbons from one or more Pools:

                    1.   Until ANADARKO has received full
               reimbursement for fifty one percent (51%) of all Exploration Costs incurred, Exploration Costs which have not been reimbursed to ANADARKO when a new Pool is determined to be commercially exploitable shall be carried forward and consolidated for reimbursement to ANADARKO out of Liquid Hydrocarbons from that Pool and each Pool subsequently established; and

                    2.   During each annual meeting stated in
               subparagraph 5.9 A which occurs after the granting of the first Exploitation Licence, the Operating Committee shall make a determination as to whether the Pool(s) then under production (based upon the production performance of that or those Pools, the Sales Price or, if appropriate, the applicable Market Price of the Hydrocarbon reserves remaining in place, production rates greater than anticipated in the Development Plan for that or those Pools, and other economic factors) would remain commercially exploitable if the Unreimbursed Exploration Costs are reallocated and charged to SONATRACH'S share of Liquid Hydrocarbons from that or those Pools. If the Operating Committee determines that a Pool(s) would remain commercially exploitable under the conditions stated above, the Operating Committee shall reach agreement as to the additional quantity of Cost Recovery Liquid Hydrocarbons. This method of reallocating Exploration Costs will also apply when the Operating Committee determines that a Pool's (or Pools') actual production performance is less than that which was estimated in the initial determination of its commerciality.

18.5 If the Representatives fail to reach unanimous agreement as to any of the matters stated in Article 18, then the impasse shall be resolved in accordance with Article 26.
                             TITLE V
                           NATURAL GAS

                           ARTICLE 19
           PROVISIONS RELATING TO GASEOUS HYDROCARBONS


19.1 Associated Gas or Non-Associated Gas shall be used preferentially for Petroleum Operations relating to the optimum recovery of Liquid Hydrocarbons in the Pool discovered. These uses are to be reviewed and evaluated as a part of the Development Plan established for each Pool discovered.
Associated or Non-Associated Gas shall have priority use for Petroleum Operations in Pools discovered anywhere on the Contract Area, for the purpose of Gas injection to improve production of Liquid Hydrocarbons, or to produce or conserve Reservoir energy necessary for Exploitation of Reservoirs.

19.2 If Natural Gas is discovered in quantities sufficient to lead ANADARKO to believe that such discovery is or may be commercially exploitable within the framework of Petroleum Operations and/or for the extraction of Natural Gas Liquids and/or for the export of surplus Natural Gas, ANADARKO shall submit a Discovery Report to the Operating Committee. Following review of the Discovery Report, the Operating Committee shall instruct the Technical Advisory Committee to study ANADARKO'S proposals and report to it all possible economic alternatives concerning that discovery.

19.3 Upon receipt of the Technical Advisory Committee's report, the Operating Committee shall reach agreement as to whether a commercially exploitable Pool has been discovered. A Natural Gas Pool shall be deemed to be commercially exploitable if the proceeds of sale of the volume of Natural Gas that can be produced are sufficient to cover Exploration and Exploitation Costs, Transportation charges, Royalty, Taxes, the Bonus owed to ANADARKO under Paragraph 19.4 A, and still yield a net profit.

19.4 If the Operating Committee agrees that a commercially exploitable Gas Pool has been discovered, then:

          A. SONATRACH shall deliver to ANADARKO, FOB at the Port of Loading, a quantity of Liquid Hydrocarbons equal in value to all Exploration Costs of ANADARKO in respect of that Natural Gas discovery, together with an additional volume of Liquid Hydrocarbons equal in value to a Bonus of one hundred and fifty percent (150%) of those Exploration Costs (herein referred to as "Bonus"). The delivery of Liquid Hydrocarbons to ANADARKO under this subparagraph shall be made within one (1) year following the date deliveries of Gas from the Gas Pool commence at the Point of Delivery. The reimbursement of Exploration Costs to ANADARKO under this subparagraph will be made provided that the Exploration Costs associated with the Gas discovery were not added to reimbursable Exploration Costs under
          Article 18 of this Agreement; and

          B. Natural Gas Liquids from the said discovered Pool and resulting from Hydrocarbons processing by the Parties on the site of said Pool or on another site agreed by the Parties shall be distributed under the provisions of Paragraph 4.3 of this Agreement.

l9.5 If the Parties further agree to jointly export the surplus Natural Gas, they shall enter into a protocol agreement under which a jointly held company ("societe d'economie mixte") ruled by Algerian law will be created, of which ANADARKO shall have a participation of forty-nine percent (49%) and SONATRACH will have a participation of fifty-one percent (51%).
                            TITLE VI
              ACQUISITION OF PROPERTY - CONTRACTORS

                           ARTICLE 20
            GOODS/EQUIPMENT/FIXED ASSETS AND SERVICES


20.1 In order to implement Work Programs and Development Plans approved by the Operating Committee, Operator, in its own name, shall have the right to purchase or rent, or import:

          A. All equipment, materials, goods and supplies of a movable nature (herein referred to as "Movable
          Property") which it determines is necessary in conducting Petroleum Operations; and

          B. All temporary or permanent buildings needed to house personnel engaged in Petroleum Operations, to store or protect Movable Property from environmental elements, and offices and housing for Operator's personnel (herein referred to as "Immovable Property").

20.2 The purchase of Immovable Property situated in Algeria shall be subject to the requirements of applicable Laws.

20.3 All agreements for the purchase or rental of any single item of Movable Property or Immovable Property for use in Joint Operations chargeable to the Joint Account and whose anticipated cost will exceed Five Million Dinars (5,000,000.00), or its equivalent in Foreign Exchange, shall be previously submitted to the Operating Committee for approval.

20.4 In the purchase or rental of Movable Property for use in Algeria, Operator shall give preference to Algerian manufactured
Movable Property, provided:

          A. The quality of the particular product is acceptable based upon standards and codes recognized in Algeria and internationally which will be as strict as those set or established by the American Petroleum
          Institute (API):

          B. The cost of the particular product is competitive with the prevailing rates for Movable Property delivered in Algeria and proposed by Non-Algerian suppliers; and

          C. The Algerian supplier can deliver the particular product by the time and in the quantity required by Operator in comparison with the time and quantities proposed by non-Algerian suppliers.

20.5 Operator is authorized to select, in accordance with the criteria stated in Paragraph 20.7, engage and entrust to contractors the execution of works within Petroleum Operations.

20.6 All agreements to be entered into by Operator and its contractors which contemplate an expenditure chargeable to the Joint Account greater than Five Million Dinars (5,000,000.00), or its equivalent in Foreign Exchange, shall be previously submitted to the Operating Committee for approval.

20.7 Operator shall, in selecting contractors, give preference to SONATRACH and its Affiliates, and to Algerian business persons or entities, provided that in each instance operator is reasonably satisfied with their ability to perform the work entrusted to them and provided that their fees, time, terms and conditions are competitive with those of other contractors who submit tenders for such work. Particularly, the competitive criteria include the contractor's experience, the condition and availability of its equipment, the unique capabilities of the contractor's service and/or equipment and the contractor's compliance with equipment specifications and performance standards recognized in the petroleum industry.

20.8 The fixed assets resulting from Petroleum Operations shall be owned exclusively by SONATRACH, except for the Movable Property and Immovable Property rented or purchased and imported by ANADARKO in its own name or by its contractors in their name. ANADARKO shall have free use of the foregoing property, without cost, which property shall be under its responsibility as long as ANADARKO conducts Petroleum Operations under this Agreement.

20.9 The Movable Property purchased and/or imported into Algeria by ANADARKO in SONATRACH'S name and which it uses in conducting Petroleum Operations shall pass to SONATRACH when purchased or, if applicable, when imported into Algeria. ANADARKO shall have free use of the foregoing property, without cost, which property shall be under its responsibility as long as ANADARKO conducts Petroleum Operations under this Agreement.
                            TITLE VII
                    ADMINISTRATIVE PROVISIONS

                           ARTICLE 21
                     PERSONNEL AND TRAINING


21.1 The number of employees engaged by Operator shall be the minimum determined by Operator as necessary for the efficient performance of its obligations.

21.2 All employees engaged by Operator, except those of Non-Operator who are assigned to assist in Petroleum Operations, shall be considered the employees of Operator.

21.3 All employees shall be selected solely on the basis of their ability, experience, education and training, and other factors determined by Operator which are related to the particular jobs.

21.4 In the selection of employees of various nationalities, the Parties agree that the efficiency of conducting Petroleum Operations shall be given first consideration. Operator shall, as far as it determines is consistent with the efficient performance of Petroleum Operations and its undertakings under this Agreement, give priority to Algerian nationals who meet the qualifications stated in Paragraph 21.3 above.

21.5 At the first meeting of the Operating Committee, Operator shall submit for the Operating committee's approval its intended organization structure, together with a list of its intended employees in Algeria, their intended positions and the anticipated direct and indirect costs of those employees.

21.6 Upon request of Operator, SONATRACH agrees to use its best efforts to furnish the broadest technical assistance, particularly in making qualified personnel available to assist in Exploration and Drilling operations. The form of this technical assistance and the conditions and compensation under which SONATRACH'S personnel shall be made available shall be the subject of a special agreement between the Parties.

21.7 SONATRACH agrees to assist Operator in obtaining all employee quotas determined by Operator to be necessary in conducting the Exploration Program. SONATRACH also undertakes to assist Operator in obtaining visas, work permits or authorizations, and exemptions from Customs Duties provided for by regulations for the expatriate employees employed by Operator, its contractors (and the immediate families of each).

21.8 During the Exploration Phase, the Operating Committee shall determine an agreed number of employees of SONATRACH who shall be given the opportunity to attend and participate in training programs ANADARKO establishes for its employees, or training in association with on-the-job performance of Petroleum Operations, particularly those related to the Seismic Processing Center, Exploration and Drilling, and to the Exploitation techniques for Pools, so long as the training does not impair efficient or safe operations.
21.9 Not later than six (6) months following the date of the award of the first Exploitation Licence, ANADARKO shall propose a training program for a number of SONATRACH'S employees, agreed to y the Parties, and/or other persons, which will provide the candidates selected on-the-job training and actual work experience leading to requisite qualifications to:

          A. Fulfill position requirements of various levels of employment in Petroleum Operations, including administrative, professional and technical positions;
          and

          B. Give employees with the requisite potential the possibility of being promoted to more senior positions in Petroleum Operations.

21.10 ANADARKO'S annual costs of training programs shall be included in Exploration Costs or Joint Account expenses, as applicable.
                           ARTICLE 22
                   LITIGATION/RISKS/LIABILITY


22.1 The defense of litigation filed by Third Parties against the Operator in respect of Petroleum Operations hereunder shall be approved by the Operating Committee. All costs and expenses related to the defense of litigation, and sums paid to discharge claims and judgments (to the extent not covered by insurance), shall be included as Exploration Costs or Exploitation Costs, depending upon the type of Petroleum Operation which gave rise to the claim or litigation. However, litigation which results from the willful misconduct or gross negligence of Operator shall be its sole responsibility.

22.2 All risks and liabilities incurred in conducting
Exploitation operations shall be borne by the Parties in proportion to their Percentage Share of Financing. However, each Party shall assume the risks and liabilities resulting from its gross negligence or willful misconduct.
                           ARTICLE 23
                 CONFIDENTIALITY/PRESS RELEASES


23.1 This Agreement, and all plans, maps, drawings, designs, scientific and technical reports and other data and information of any kind or nature, relating to the Contract Area and Petroleum Operations under this Agreement, shall be treated as strictly confidential and shall not be disclosed to Third parties without the prior consent of the other Party.

23.2 The provisions of Paragraph 23.1 shall not apply to disclosure to Affiliates, to contractors, auditors, accounting or petroleum engineering firms, legal advisers, to finance institutions involved in the provision of finances for the Petroleum Operations hereunder, as well as those persons intervening in resolving disputes, provided that they agree in writing to keep confidential this Agreement and/or such data and information stipulated in Paragraph 23.1. Disclosure shall also be permitted to authorized stock exchanges and to governments, when such disclosure is required by applicable law.

23.3 No Party shall issue any press release or other formal statement concerning this Agreement or Petroleum Operations without the prior consent of the other Party, which consent shall not be unreasonably withheld. The foregoing prohibition shall not apply to a statement made by a Party or its Affiliate in order to comply with a statutory obligation or the requirements of a governmental agency or of an established stock exchange. A copy of the intended statement shall be furnished to the other Party at least forty-eight (48) hours before it is released.
                           TITLE VIII
                        LEGAL PROVISIONS

                           ARTICLE 24
                            TRANSFERS


24.1 ANADARKO shall have the right to transfer all or part of its rights and obligations to:

          A. An Affiliate without the prior written approval of SONATRACH or the Competent Authority being required;

          B. One or more Non-Affiliates, provided that SONATRACH does not exercise its right of preemption according to the procedure provided in Paragraph 24.3 below.

               If SONATRACH does not exercise its right of preemption, a transfer by ANADARKO to a Non-Affiliate shall be subject to receipt of SONATRACH'S and the Competent Authority's prior written approvals. SONATRACH and the Competent Authority shall take their respective decision on the basis of the documents furnished to them which relate to elements concerning the control of the transferee company(ies).

24.2 Transfers by ANADARKO shall be made in compliance with Decree No. 87-158.

24.3 The Parties agree that SONATRACH'S right of preemption under Decree No. 87-158 in respect of contemplated transfers by ANADARKO to Non-Affiliates shall be implemented according to the following procedure:

          A. ANADARKO shall give notice to SONATRACH of its desire to make the transfer, stating the name of the Non-Affiliate(s), the price and a summary of all other terms and conditions acceptable to ANADARKO;

          B. Within ninety (90) Days of receipt of the Notice mentioned in Paragraph A above, SONATRACH shall give Notice to ANADARKO indicating whether it wishes to exercise its preemption right based upon the price and the other conditions contained in the Notice mentioned in Paragraph A above, and whether or not the Competent Authority will approve the preemption purchase by SONATRACH;

          C.   If SONATRACH exercises its preemption right then:

                    1.   It will be deemed that the Competent
               Authority has approved the transfer to SONATRACH from ANADARKO; and

                    2. Not later than thirty (30) Days from the date ANADARKO receives SONATRACH'S Notice, the Parties shall enter into such agreements as are necessary to finalize the transfer; and

          D. If SONATRACH does not exercise its preemption right, ANADARKO shall have the right to transfer to the Non-Affiliates all or part of ANADARKO'S rights and obligations stated in its Notice, on terms and conditions no less favorable to ANADARKO as the terms and conditions offered to SONATRACH.

24.4 If a transfer is made, the transferee shall succeed to the rights and obligations of ANADARKO, to the extent of the portion of the Percentage Share of Financing and Percentage Interest received. No such transfer shall modify the rights and obligations of SONATRACH.
     ANADARKO and its transferees shall be jointly and severally responsible to SONATRACH for all obligations arising from this Agreement. It is agreed that SONATRACH shall only have to deal with ANADARKO who shall represent each of the transferees and that ANADARKO alone shall be responsible for the execution of all obligations arising under this Agreement. Each of the transferees shall, to that effect, appoint ANADARKO as its representative with SONATRACH and shall grant to it powers to take all measures necessary to the execution of this Agreement.

24.5 The substitution or total or partial transfers by SONATRACH of its rights and obligations under this Agreement to one of its Affiliates shall not modify or prejudice the rights and obligations of the other Party to this Agreement.
                           ARTICLE 25
                          FORCE MAJEURE


25.1 All events which delay or prevent the performance by a Party of its obligations under this Agreement shall be considered Force
Majeure if the conditions stated in Paragraph 25.2 are met.

25.2 The term "Force Majeure" means the occurrence of any event or circumstance (except the inability of a Party to timely meet its financial obligations hereunder) which is:

     A.   Irresistible;

     B.   Unforeseeable; and

     C.   Independent of the will of the Party invoking Force
Majeure.

     Exceptionally an extraordinary or supernatural event irresistible and independent of the will of the invoking Party but foreseeable may constitute a case of Force Majeure. The Party invoking such a case will bring proof that it took, before the occurrence of the said event, all necessary measures to foresee this event and remedy its consequences.

25.3 In the event of Force Majeure:

          A. The period of the Force Majeure event, together with the period necessary to restore any damage done by such event, shall be added to the time given herein for the performance of the affected obligation and/or to the corresponding term of the phases or periods provided for in this Agreement;

          B. The other Party shall have no right to damages for default of this Agreement;

          C. The Party invoking Force Majeure shall give Notice promptly to the other Party of the Force Majeure event. If the Force Majeure event continues for thirty (30) Days, Operator shall call a meeting of the Operating Committee which will determine what action (if any) may be taken to relieve that situation; and

          D. The Party invoking Force Majeure shall use all reasonable means to diligently remedy and bring to an end the consequences of the Force Majeure event.
                           ARTICLE 26
                     SETTLEMENT OF DISPUTES


26.1 Any dispute arising out of the performance and/or interpretation of this Agreement shall, in accordance with the provisions of Article 63 of Law 86-14, be submitted to the competent Algerian jurisdiction.

26.2 Prior to recourse to said jurisdiction, the Parties, if they have failed to resolve the dispute between themselves within sixty (60) Days of its inception, agree to submit the dispute to a Conciliation Board according to the following terms and conditions:

          A. The Party wishing to have recourse to Conciliation (herein referred to as "Claimant") shall give Notice to the other Party (herein referred to as "Respondent") of its request by registered letter, return receipt requested, which will state explicitly the subject matter of the request, the claims and the justifications which support them and which shall explicitly state the last and first names, qualifications and address of its appointed Conciliator;

          B. Within thirty (30) Days from receipt of the foregoing request, the Respondent shall:

                    1.   Appoint a Conciliator, give Notice to
               the other Party and the Conciliator appointed by the Claimant of the last and first names, qualifications and address of the Conciliator thus appointed; and

                    2.   Notify the Claimant of its observations
               upon the request for Conciliation and the claims which are contained therein.

          C. The Conciliators appointed by the Parties shall, within thirty (30) Days from the Notice of the appointment of the second one, proceed to the appointment of a third Conciliator who shall act as the Chairman of the Conciliation Board (herein referred to as "Chairman");

          D. If, at the expiration of the thirty (30) Days stated in Paragraph 26.2 B above, the Respondent has not proceeded to the appointment and Notice provided for in Paragraph 26.2 B.1 above, the Claimant shall submit the matter to the Secretary General of the United Nations Commission on International Trade (UNCITRAL) so that he may appoint, or cause to be appointed, the Conciliator within forty-five (45) Days;

          E. If, at the expiration of the thirty (30) Days stated in Paragraph 26.2 C above, the two Conciliators have not reached an agreement on the appointment of the Chairman, the Parties shall have thirty (30) Days to agree, with the assistance of both Conciliators, upon the appointment of the Chairman. If they fail to agree, the most diligent Party shall submit the matter to the Secretary General of the United Nations Commission on International Trade (UNCITRAL) so that he may appoint, or cause to be appointed, the Chairman, according to the following terms and conditions:

                    1.   In any case and regardless of the
               designation procedure, the Chairman shall:

                              -    have no present or past
                    economic interest in, nor be dependent upon, either of the Parties or their Affiliates;

                              -    be of a nationality other than
                    the nationalities of the Parties;

                              -    be of a nationality of a
                    country which has diplomatic relations with the countries of the Parties;

                              -    be internationally recognized
                    as being competent in the petroleum industry;
                    and

                              -    have a good understanding of
                    the language of this Agreement.

                    2.   The Chairman shall be appointed within
               forty-five (45) Days from a list of two candidates remaining on a common list prepared from lists provided by each Party according to the following procedure:

                              a)   Each Party shall submit to the
                    other Party a list of five (5) names, stating qualifications and addresses;

                              b)   The Parties shall meet at the
                    latest forty-eight (48) hours after the
                    exchange of lists in order to prepare a
                    single list of two names.  In order to
                    establish this list, each Party will propose one name and have the right to challenge all candidates proposed by the other Party, with the exception of one only;

                              c)   The single list to be
                    submitted to the Secretary General of the UNCITRAL shall be composed of the two remaining names, in alphabetical order and without stating the Party who proposed the names;

                              d)   If one of the Parties does not
                    comply with the obligations of subparagraphs
                    1 and/or 2 above, the most diligent Party shall have the right to submit to the Secretary General of the UNCITRAL a list of three (3) persons meeting the criteria listed in Paragraph 26.2 E.1, for the purposes of appointing the Chairman; and

                              e)   The Chairman thus appointed
                    cannot be challenged.

          F. If, in the course of the Conciliation, one of the Conciliators does not fulfill his appointment, dies, resigns or is unable to continue to participate in it, the Party who appointed that Conciliator shall be entitled to appoint his successor within fifteen (15) Days. Failing that, his successor shall be appointed according to the procedure specified in Paragraph 26.2 D above; and

          G. If, in the course of the Conciliation, the Chairman does not accept his appointment, dies, resigns or is unable to continue to participate in it, his successor shall be appointed according to the procedure specified in Paragraphs 26.2 C and E above.

26.3 The Conciliation Board sits at Algiers, Algeria, but may hold hearings in any other place which might be more appropriate. The Conciliation Board shall decide upon the procedure to follow for the requirements of its proceedings. It especially sees to it that each Party be given the full opportunity of pressing its claims, rights and justifications and that all memoranda or information be provided simultaneously to the other Party. The Conciliation Board is specially empowered to:

          A. Visit any place it deems necessary for the purpose of its proceedings;

          B. Require the Parties to produce all relevant documents, records and account books related to the performance of this Agreement;

          C. Proceed to the hearing of the Parties, witnesses and any other Third Party involved; and

          D. Take all other reasonable measures of preliminary investigation it deems necessary and especially appoint one or several experts, give them their assignment, and determine a time limit for the delivery of their report(s).

26.4 The Parties agree, during the Conciliation proceedings, to:

          A. Furnish to the Conciliation Board, upon its request and within the time limit it specifies, all memoranda and data necessary for its proceedings and, in a general way, to participate to the Conciliation proceedings;

          B. Keep confidential the proceedings and all documents produced in the framework of the Conciliation;

          C. Pay in equal parts the expenses and fees of the members of the Conciliation Board as set and justified by the Board and notified by the Chairman who will be able to make a call for funds; and

          D. Not cause any interruption in the performance of obligations under this Agreement for the sole reasons of the Conciliation process.

26.5 In order to carry out the assignment with which it has been entrusted, the Conciliation Board must take into account:

          A. Algerian Laws and regulations in effect on the date of the execution of this Agreement;

          B.   Provisions of this Agreement and its Annexes; and

          C. Practices, customs and rules of the international petroleum industry.

26.6 Within six (6) months from the appointment of its Chairman, except when there is an extension by the Conciliation Board made necessary by a measure of preliminary investigation, the Conciliation Board must complete its proceedings and address its recommendation to the Parties.

26.7 The recommendation given to the Parties shall include reasons explaining the recommendation and its motive.

          A. If both Parties accept the recommendation, they will implement the means which will enable them to comply with it. The dispute is, then, deemed settled.

          B. If one of the Parties rejects the recommendation, that Party shall notify the Chairman so that the Conciliation Board may give official notice to the Parties that the attempt of Conciliation has failed.

          C. It shall be possible to submit the dispute to the competent Algerian jurisdiction according to Article 63 of Law 86-14, if, at the expiration of sixty (60) Days from the recommendation, the recommendation has not been expressly accepted by the Parties.

26.8 The recommendation of the Conciliation Board is of a confidential nature and it cannot be released, produced nor published by one of the Parties without the specific consent of the other Party or by a Third Party without the specific consent of all Parties to this Agreement. The confidential nature of the recommendation cannot be asserted if the competent jurisdiction requests its production.
                           ARTICLE 27
                      LAWS AND REGULATIONS


27.1 This Agreement shall be subject to Law 86-14 and to its application decrees, and to the legislations and regulations in force on the Effective date of this Agreement.
     In case of modification of Law 86-14, and any of its application texts which substantially affect the interest of either Party, the Parties shall meet and renegotiate in good faith the eventual modifications to be brought to the contractual terms in order to reestablish the equilibrium of the respective interests of the Parties.
     In case of an agreement on such modifications, they will be the object of an amendment of the present Agreement which will be submitted for approval in the form required by the Competent Authority.
                           ARTICLE 28
                            INSURANCE


28.1 Operator (and its contractors) shall obtain and maintain all such insurance required by applicable Laws and all other insurance which the Operating Committee determines should be obtained.

28.2 Operator, on condition of the respect of applicable Laws and regulations in effect:

          A. May designate claims adjusters, brokers, underwriters and insurers, process all claims, and take all reasonable measures to receive indemnities and/or to obtain reparation for losses; and

          B. May have the right to reinsure all insurance policies with or by its brokers and underwriters.

28.3 Proceeds paid to ANADARKO from insurance for losses sustained in respect of the conduct of the Minimum Exploration
Program shall be deducted from Exploration Costs to be reimbursed to ANADARKO.
                           ARTICLE 29
    IMPORTATION/EXPORTATION OF GOODS, MATERIALS AND EQUIPMENT


29.1 The Parties recognize that ANADARKO, its contractors and their respective expatriate employees who are engaged in conducting Petroleum Operations under this Agreement, will seek to be permitted to import temporarily into and to then export from Algeria, and to be exempted from all Customs Duties with respect to all types of Exempt Property specified in the Law.

29.2 So as to facilitate the granting to ANADARKO of import authorizations under Paragraph a) of Article 11 of Law 88-29 dated July 19, 1988, as such right is authorized under Article 27 of Law 86-14, SONATRACH shall assist ANADARKO in order to fulfill the following formalities:

          A. The importation of goods, equipment and material to be used for the Prospection, Exploration and Exploitation of Hydrocarbon Pools and the export of goods, equipment and materials of such nature which was imported on a temporary basis under the Algerian tax and customs laws in force; and

          B. To request the exemption from Customs Duties of goods, equipment and materials mentioned above in accordance with the conditions stated in Law 86-14 of August 19, 1986.

29.3 However, with respect to the assistance to be furnished by SONATRACH, SONATRACH shall not be responsible in any way:

          A. If ANADARKO fails to furnish the necessary declarations required under the tax and customs laws;

          B. For any false declaration or partial declaration made by ANADARKO to tax or custom authorities;

          C.   For the non-payment by ANADARKO of any Custom
          Duties imposed or for the partial payment of Custom
          Duties; or

          D. For the payment of any penalty or indemnity owing by ANADARKO to tax or custom authorities.
                           ARTICLE 30
                           TERMINATION


30.1 Unless the Parties agree otherwise, this Agreement will terminate upon the occurrence of one of the following events:

          A.   Withdrawal by ANADARKO pursuant to Paragraph 10.3;
          or

          B. Expiration of the Exploitation Phase in respect of all Pools jointly exploited by SONATRACH and ANADARKO pursuant to this Agreement.

30.2 The responsibility for the consequences resulting from each Party's acts or omissions up to the date of termination shall survive this Agreement. Any obligations of such Party then remaining shall be fulfilled by it within six (6) months of the date of termination.
                           ARTICLE 31
                             NOTICES


31.1 All notices, reports, statements, invoices, cash calls, requests, demands and other communications (herein referred to as "Notice") required to be given by one Party to another hereunder must, in order to be valid, be made in writing and delivered to the other Party at the address stated below, or to any address the Party in question may indicate by Notice to the other Party.

FOR SONATRACH       10 rue du Sahara
                    HYDRA - ALGIERS, ALGERIA 16035
                    Telephone: 2132-60-61-22
                    Telex: 62.103 SHDG, 62.104 SHDG
                    Telecopy: 213-2-60-70-37

FOR ANADARKO        16855 Northchase Drive
                    HOUSTON, Texas 77060, U.S.A.
                    Telephone: 1-(713) 875-1101
                    Telex: 765353
                    Telecopy: 1-(713) 874-3523 or 875-2287

     The date of validity of the Notice shall be considered to be the date of its reception.
                           ARTICLE 32
                      LANGUAGE OF AGREEMENT


32.1 The language of this Agreement is French and all Notices stated in Article 31 above shall be in the French language.
                           ARTICLE 33
                        FINAL PROVISIONS


33.1 This Agreement is comprised of this document and its Annexes which form an integral part of it.

33.2 In case of discrepancy between the provisions of the Agreement and the provisions of the Annexes, the provisions of the Agreement shall prevail.
                           ARTICLE 34
                          EFFECTIVENESS


34.1 This Agreement will take effect upon its approval by the Competent Authority in the forms required by the regulations in force and as soon as the Protocol takes force.


     EXECUTED in Algiers in 6 original copies the 23rd of October, 1989.




FOR:                               FOR:

The National Company                    Anadarko AlgeriaCorporation
SONATRACH

By:  /s/ Nadir Sekfali                       By:  /s/ Robert J.Allison. Jr.
Le Directeur General Adjoint      Chairman of the Board of Directors and
                                          Chief Executive Officer
                            ANNEX "B"
                      ACCOUNTING PROCEDURE


ARTICLE 1 - GENERAL PROVISIONS

1.1  Object and Duration

     The purposes of this Accounting Procedure (herein referred to as the "Accounting Procedure"), is to establish the rules and procedures concerning:

     -    the preparation of Budgets.

          -    the accounting rules.

          -    the financing of Petroleum Operations.

          - the reimbursement of Exploration Costs to ANADARKO.

     The provisions of this Accounting Procedure shall be applicable until the final settlement of the accounts kept within the framework of the Agreement. The joint accounting shall be finally settled and balanced by whatever cash payments between the Parties are necessary following presentation by Operator to the Parties of a final statement of costs, and after a potential Audit.

1.2  Definitions

     Definitions stated in the Agreement are applicable to the Accounting Procedure. Definitions and provisions of the Accounting Procedure have the same validity and effect as the definitions and provisions stated in the Agreement.

     Certain terms and expressions used both in the Agreement and in this Accounting Procedure are defined hereunder:

          1.2.1 Audit means an audit of Accounting Documents which is conducted within the period stipulated in
          Article 6 herein.

          1.2.2 Seismic Processing Center means the computer equipment and corresponding software as well as the ancillary equipment listed in Annex D of the Agreement.

          1.2.3     Joint Account means that part of the Joint
          Accounting System in which Operator shall record:

                    1.   Exploitation Costs incurred realizing
               Joint Operations.

                    2.   Cash Calls and other payments paid by
               the Parties.

          1.2.4     Contractor means any Algerian (including
          SONATRACH and an Affiliate of SONATRACH) and non-Algerian (and any Affiliate of ANADARKO) contractor engaged by the Operator in the framework of the conduct of Petroleum Operations.

          1.2.5 Seismic Processing Center Costs means the costs and expenditures incurred by ANADARKO for the needs of the Seismic Processing Center, less any potential revenues inherent in services rendered by the Seismic Processing Center.

          1.2.6 Sonatrach Assistance Costs means the cost of SONATRACH'S assistance furnished to ANADARKO by SONATRACH.

          1.2.7 Training Costs means the costs and expenses incurred in conducting the training programs covered in
          Article 21 of the Agreement.

          1.2.8 Exploitation Costs means costs incurred for Development and Exploitation.

          1.2.9 Basin Evaluation Costs means those costs and expenditures incurred by ANADARKO in conducting the Basin Evaluation.

          1.2.10    Exploration Costs means the total cost
          incurred for Exploration and related Overhead by ANADARKO.

          1.2.11 Overhead means general and administrative costs and expenses listed in Paragraph 5.5.12 herein.

          1.2.12 Accrual Method means the accounting method which recognizes revenue when earned and recognizes expenses in the accounting period as incurred, without regard to the date of receipt or payment.

          1.2.13    Accounting Documents means statements,
          invoices and other accounting records as well as all other accounting files maintained by Operator with respect to Petroleum Operations.

          1.2.14 Total Cost ("Cost Price" or "Gross Cost") shall include all costs related to services, equipment, material or to any identified activity.

               Elements of costs making up this Total Cost shall meet the following conditions:

                    a.   relate to Petroleum Operations

                    b.   be truly incumbent upon the Petroleum
               Operations

                    c. be necessary and required for the proper functioning of Joint Operations.

                    d.   be sufficiently detailed and supported
               by justifying evidence permitting an efficient control of application of Paragraphs a, b and c above.

          1.2.15 Joint Accounting System means the system of accounting records approved by the Operating Committee and maintained by Operator, pursuant to Article 4 herein in which Operator shall record Exploration Costs and Exploitation Costs.

ARTICLE 2 - BUDGETARY PROVISIONS

2.1 Annual Budgets for Exploration and Exploitation shall present sufficiently detailed headings to be perfectly consistent with the cost system accounts and to facilitate budgetary control.

2.2 Work Programs and Budgets shall be prepared and approved as defined in the Agreement.

2.3  Once approved by the Operating Committee, Work Programs and
     Budgets become executable upon the initiative of the Operator.

2.3 Before November 2nd of each Calendar Year, Operator shall submit to the Operating Committee the detailed Work Program and Budget for the following Calendar Year.

     At the latest by November 30th, after verification and any modification, and potential additions are made, the Budget shall be definitively adopted by the Operating Committee.

ARTICLE 3 - FINANCIAL PROVISIONS

3.1  Financing of Petroleum Operations

          3.1.1 The financing necessary for the execution of the Work Programs and Budgets approved by the Operating
          Committee are assured by the Parties, in accordance with the provisions of the Agreement.

          3.1.2 ANADARKO shall integrally assure the financing of Exploration work in conformity with
          Article 4.1 of the Agreement. Operator shall prepare quarterly provisional settlements of accounts to be delivered to the other Party at the latest forty-five
          (45) Days after the Calendar Quarter in question

          3.1.3 Neither Party shall have the right to use the Agreement as a vehicle to gain or lose money at the expense of the other by profiting from variations in Foreign Exchange rates.

          3.1.4     Financial costs of loans, credits,
          overdrafts, and other long, medium and short term financing means to which each of the Parties have resorted shall be borne solely by each Party and shall not be, in any case, chargeable to the other Party.

3.2  Cash Calls

          3.2.1 Operator shall make quarterly Cash Calls to the Parties for funds necessary for settling expenditures relative to jointly financed Petroleum Operations taking into account the estimation for the period covered by the current Work Program and the Budget and the Percentage Share of Financing of each Party.

               The first Cash Call in respect of a Work Program and Budget shall be for the remainder of the Calendar Quarter in progress upon the date the Work Program and Budget are approved. Monthly Cash Calls and the Procedures for monthly Cash Calls may be adopted by approval of the Operating Committee.

          3.2.2 Except as stated in Paragraph 3.2.1 above with respect to the period of the first Cash Call, each Cash Call shall be:

                    a.   equal to Operator's estimate of funds
               required to conduct Petroleum Operations during the succeeding Calendar Quarter under the approved
               Work Program and Budget.

                    b. requested by sending each Party a Notice not later than the fifteenth (15th) of the month preceding the Calendar Quarter when the expenses are to be incurred.

                    c.   in accordance with the remittance
               instructions stated in the Cash Call Notice and paid by the Parties, based upon their respective Percentage Share of Financing, not later than the first business Day of the Calendar Quarter for which the funds are required.

                    d.   sufficiently detailed to permit
               appropriate reference to Petroleum Operations to be conducted at the expense of the Joint Account under the Work Program and Budget.

                    e. accompanied by a statement of Operator's estimate of Cash Calls required for the subsequent
               Calendar Quarter.

          3.2.3 Within thirty (30) Days following expiration of each Calendar Quarter, Operator shall deliver to the Parties a written statement which indicates the balance (if any) of Cash Calls in the Joint Account upon expiration of said Calendar Quarter. If the balance is below or equal to ten percent (10%), an adjustment shall be made in the Cash Call for the next Calendar Quarter. If it is in excess by ten percent (10%), an adjustment shall be made, on the basis of the U.S. Dollars, within fifteen (15) Days of receipt of the statement.
          3.2.4 If any Party fails to pay Operator its Percentage Share of Financing of sums due under this Article, that Party shall be in default, and must pay the Operator all amounts in default, plus interest on the amount in default, calculated annually based on the actual number of Days late, as follows:

                    -    at the London Interbank Offered Rate
               ("LIBOR"), plus two (2) percentage points, compounded on a monthly basis. The calculation shall be based on the rate of the last working Day of the month preceding the period concerned as published in the "International Herald Tribune".

                    -    it is understood, however, that if
               during a given Calendar Year LIBOR plus two points is less than ten percent (10%), the retained rate shall be ten percent (10%).

          3.2.5 Notwithstanding the provisions of Article 4 of the Agreement and, independently of the provisions in the above articles, the Parties may, if they deem it necessary, mutually agree in respect with laws and regulations in effect concerning Foreign Exchange control and transfer, to specific financial conditions concerning, particularly, the taking over by ANADARKO of all Foreign Exchange payments and the taking over by SONATRACH of all Dinar payments for Petroleum Operations. The above provision shall not in any case penalize either Party.

ARTICLE 4 - ACCOUNTING PROVISIONS

4.1 All entries and accounting records shall be established in French.

4.2 The accounting system of Petroleum Operations shall be prepared by Operator in accordance with the provisions of the National Accounting Plan, the Agreement and the Accounting Procedure.

     The accounting system shall be established taking into account the following principles:

          - operator shall keep accounting books and vouchers up to date and according to the rules, in accordance with the Accounting Procedure in order that an inspection may be made during business hours and subject to prior Notice of thirty (30) Days.

          - this accounting method shall be based on the double entry accounting system and transactions shall be recorded under the Accrual Method.

4.3  Currency of account and exchange procedure

               4.3.1     -    The Algerian Dinar shall constitute
               the currency of accounts; however, during the Exploration Phase, the account shall be kept in both Algerian Dinars and U.S. Dollars. Any Foreign Exchange other than the U.S. Dollar will be converted into U.S. Dollars, based upon the exchange rate of this currency as quoted in the "International Herald Tribune" of the last working Day of the month of recording.

                    -    To determine if the date provided by
               Paragraph 10.2.B of the Agreement has been reached and to determine the quantities of Liquid Hydrocarbons as reimbursement provided by Article 18 of the Agreement, the Parties will refer to the U.S. Dollar accounts

          4 3.2     The conversion from U.S. Dollars to Algerian
          Dinars shall be based on the monthly average buying rate of the Central Bank of Algeria (B.C.A.) for the preceding month, to three decimal places, rounded down if it is under the number five and up if it is over that number.

4.4 All Accounting Documents shall be kept available by the Operator. It is understood that SONATRACH is the sole owner of all the Accounting Documents and that, upon SONATRACH'S request, the Accounting Documents shall be handed over to SONATRACH against a written receipt.

4.5 Operator shall prepare an accounting system and shall submit it for approval to the Operating Committee. This system includes a general accounting and an analytical accounting constituting the Joint Accounting System

          4.5.1 The general accounting, in which are recorded the costs and proceeds of Petroleum Operations, shall be held by the Operator in accordance with the provisions of Laws in effect in Algeria, especially those in the National Accounting Plan (Decree 75-36 of April 29, 1975 and the application text of June 23, 1975 containing the National Accounting Plan).

          4.5.2     Analytical accounting shall permit the
          calculation of chargeable Total Cost and facilitate management control as well as budgetary controls.

               This accounting will group together, in collective analytical accounts, expenditures relating to Petroleum
          Operations, thus determining the costs and Total Cost of:

                    -    investments during Exploration Phase.

                    -    investments during Exploitation Phase.

                    -    Exploitation Costs.

               It is understood that appropriate accounts shall be created to identify and separate expenditures relating to:

                    -    Basin Evaluation studies.

                    -    Seismic Processing Center.

          4.5.3 The collective analytical accounts referred to above shall be subdivided as follows:

                    a)   Investments during the Exploration
               Phase:

                              -    Total Cost of studies and
                    Exploration work for each type of study or work and by Exploration block.

                              -    Total Cost of Pools discovered
                    by type and by Pool in accordance with
                    Article 18 of the Agreement.

          b)   Investments during the Exploitation Phase:

                              -    Total Cost of Drilling (by
                    Well and by Pool)

                              -    Total Cost of studies and of
                    fixed and specialized installations for
                    Exploitation (by study or by installation and by Pool).

                    c)   Exploitation Costs:

                         The cost for production operations
               including all Exploitation Costs by Pool or by Block up to the Point of Delivery. This collective account shall be subdivided into subaccounts in accordance with the Operator's analytical plan.

          d)   Basin Evaluation Costs.

                    e)   Costs and expenditures incurred for the
               Seismic Processing Center.

          4.5.4     The Operator will make sure that the Total
          Cost includes all expenses relative to Petroleum
          Operations. The Operator will assure particularly that:

                    -    all charges incurred and unpaid at the
               end of the fiscal year are incorporated in the Total Cost.

                    -    provisions are created and charged to
               Total Cost of work and services actually supplied.

                    -    charges paid in advance which have not
               been used at the end of the fiscal year are excluded from the Total Cost.

               In order to facilitate analysis, the principal cost categories shall be clearly indicated in the analytical accounts.

4.6 All accounting entries shall be substantiated by the appropriate supporting Accounting Documents particularly:

          - contracts and duly approved invoices for external expenses.

          - employment contracts, activity reports, timesheets for personnel services.

          - order forms, purchasing orders, delivery orders, receiving vouchers, exit forms, invoices and other orders for the movement of stocks.

          4.6.1     All Accounting Documents shall be kept
          available by the Operator for the Parties for a period of twenty-four (24) months from the end of the fiscal year concerned.

               It is understood that SONATRACH shall be the sole owner of the said Accounting Documents as well as all supporting documents and that the said documents shall be handed over to SONATRACH at the end of the above-mentioned time period.

               This period shall be six (6) months in case of termination by ANADARKO or in case of expiration of the Agreement.

          4.6.2 In order to enable SONATRACH to fulfill its tax obligations under Law 86-14, at the latest February 28th of each Calendar Year, Operator shall deliver to SONATRACH all documents and information needed to prepare the tax return for the preceding year.

               It is understood that any penalties or indemnities caused by delays in the delivery of the above mentioned documents or information shall be borne solely by the Operator.

4.7 In addition to accounts necessary for the correct maintenance of the accounting for Petroleum Operations, each Party shall keep current accounts where it shall record and follow expenses financed or paid by each Party. The said current accounts shall be subdivided as follows:

          - current accounts for investments during the Exploration Phase.

               current accounts for investments during the Exploitation Phase.

          -    current accounts for Exploitation Costs.

          -    current accounts for Seismic Processing Center
          Costs.
          -    current accounts for Basin Evaluation Costs.

          4.7.1 Operator shall establish and transmit to the Parties on a quarterly basis, within thirty (30) Days after the end of the considered Calendar Quarter:

                    - provisional statements of costs financed or paid by each Party.

                    -    provisional estimates of Total Cost
               compared with the corresponding Budgets which permit following the progress of Petroleum
               Operations.

                    -    a statement of each Party's current
               account in accordance with the models to be agreed to between the Parties.

ARTICLE 5 - CHARGEABLE EXPENSES

5.1 Expenses incurred for the execution of Petroleum Operations shall be chargeable to the Parties, pursuant to the Agreement and to the Accounting Procedure. They shall be sufficiently detailed and substantiated by appropriate supporting documents.

5.2 Expenses shall be chargeable as they are incurred and shall be charged according to their nature.

5.3  Investment cost shall include among others:

     -    Drilling.

          - gathering and distribution systems including pipelines, storage installations, separation and processing units for Hydrocarbons.

          - permanent and prefabricated buildings for industrial, administrative or dwelling usage, water conveyance and electrical production systems.

          -    stocks of spare parts supplied by the contractors.

     All costs not included in the category of investment costs shall be considered as expense.

5.4 Services rendered by Third Parties shall be charged at net cost billed by the suppliers and to this shall be added the cost of transportation to the warehouse on the site.

5.5 The rules governing the charging of different costs and expenses under the categories of Exploration Costs and Exploitation Costs are as follows:

     5.5.1     Personnel Costs:

          a)   Exploration Phase
               During the Exploration Phase the cost of personnel employed by ANADARKO for the execution of the Petroleum
          Operations shall be charged by ANADARKO at their actual cost.

          b)   Exploitation Phase

               During the Exploitation Phase costs of permanent employees engaged in the execution of Petroleum
          Operations, particularly salaries, benefits, contributions and expatriation costs, shall be recovered by the Operator through flat fees determined on a man-per-day basis for the applicable categories of personnel.

               After their approval by the Operating Committee, the flat fees shall be charged to the Joint Account.

               To readjust the costs actually incurred, each Party may ask the Operating Committee to update these flat fees.

     5.5.2     Cost of Material

               Material that is purchased shall be charged to the Total Cost, after deduction of all discounts and reductions owed or received; however, it will include particularly, transportation and insurance costs and all other costs concerning the said purchase.

               The material supplied by Operator and/or its Affiliates or by one of the Parties and/or Affiliates shall in any case be charged at its Total Cost as provided for in the paragraph above.

     5.5.3     Services

               The Total Cost of services rendered by Third
          Parties shall be charged at the invoice price.

               The Total Cost of services rendered by either Party shall be charged at agreed prices which, in any case, will not be higher than those which SONATRACH or ANADARKO would bill to their Affiliates and/or Third Parties for similar services.

               The use of services of the Parties and/or the Affiliates must be submitted for the prior agreement of the Parties.

     5.5.4     Damage and Losses

               The following are chargeable to the Damages and Losses account:

                    -    All costs and expenses necessary to the
               repair or replacement of goods acquired for Petroleum Operations because of damages or losses due to fire, eruptions, storm, theft, accident or any other cause. The Operator shall give Notice to the Parties as soon as possible of the damages and losses exceeding fifty thousand (50,000) Algerian Dinars (or the equivalent in Foreign Exchange) in each case.

     5.5.5     Insurance and Settlement of Damages

                    -    As regards the insurance premiums paid
               by the Operator for the Petroleum Operations.

                    -    the amounts received from an insurer to
               settle a claim.

                    -    the expenses incurred to settle all
               losses, claims, damages and all other similar expenses incurred for the execution of Petroleum
               Operations.

               It is understood that such costs and expenditures shall not be a consequence of the Operator's gross negligence or willful misconduct.

     5.5.6     Legal Costs

                    - as regards legal expenses resulting from disputes ensuing from Petroleum Operations.

                    -    attorney fees.

                    -    appraiser expenses.

                    -    sums due as damages resulting from
                         disputes ensuing from the conduct of Petroleum Operations.

               It is understood that these disputes shall not be caused by the Operator's gross negligence or willful misconduct.

     5.5.7     Taxes

               All taxes related to effecting Petroleum
          Operations with the exception of the oil Royalty and tax on results borne by SONATRACH.

          5.5.8     Offices, Camps and Miscellaneous
          Installations

                    -    operation and maintenance expenses of
               all offices, camps, warehouses, dwellings and other installations used directly for Petroleum
               Operations.

          Operation and maintenance expenses shall especially include:

                    -    operation costs such as, workshops,
               transportation services, civil engineering and utilities.

                    -    expenses for the purchase, rental,
               operation, repair and maintenance of radio and microwave communication systems between the Contract Area and Operator's installations.

                    -    expenses inherent in all measures taken
               for the personnel's safety and well-being, including all measures taken to preserve the environment by virtue of the Laws and regulations in effect.

5.5.9     Training Costs

     The costs which are chargeable for the training of personnel according to Article 21 of the Agreement.

5.5.10    Transportation Expenses

     Expenses incurred due to transportation of material, other than the expenses already included in the purchase cost of these goods, in accordance with Paragraph 5.5.2 above.

5.5.11    Other Expenses

     Any other expenses incurred to meet the needs of Petroleum
     Operations that are not included in the expense headings mentioned above.

5.5.12    Overhead

          a)   Exploration Phase

               Overhead incurred by the parent company of the Operator provided by the Agreement will be charged to the Joint Account in proportion to the sum of costs incurred annually for direct charges, based on the following percentages:

                    -    Five percent (5%) of Direct Charges
               which are equal to or less than ten million
               (10,000,000) Algerian Dinars.

                    -    Three percent (3%) of Direct Charges
               which are in excess of ten million (10,000)
               Algerian Dinars but less than fifteen million
               (15,000) Algerian Dinars.

                    - One percent (1%) of direct Charges which are equal to or exceed Fifteen Million
               (15,000,000) Algerian Dinars.
            The overhead charges for services performed by the whole general organization of the Operator covers the following functions:

                    -    Management.

                    -    Administrative, Financing, and
                         Accounting Services.

                    -    Budget, personnel.

                    - General and continual technical services from and control by parent company.

                    -    Internal Audit.

                    -    Tax and legal services, research and
                         development public relations.

                    -    Etc.

     b)   During the Exploitation Phase

               The overhead related to the whole organization in Algeria will be charged at actual cost to the Joint
          Account by the Operator.

               However, each Party shall support on their Percentage Interest of Liquid Hydrocarbons the cost of technical and administrative assistance made by their own central departments or Affiliates.

ARTICLE 6 - INSPECTIONS AND ADJUSTMENTS

6.1 All Accounting Documents, especially settlements of accounts and statements submitted by the Operator to the Parties for a given fiscal year, shall be deemed to be exact and correct after the expiration of twelve (12) months from the end of that fiscal year, unless, within that period, one of the Parties raises a written objection.

6.2 For a period of twelve months following the date of the end of that fiscal year, upon thirty (30) Days prior Notice to the Operator, the Non Operator shall have the right, at its own costs, to Audit yearly the accounts concerning that fiscal year and related Accounting Documents for the entire fiscal year or part thereof.

     The said right of Audit shall not extend the time limit applicable to contest the accounts and claim redress as provided above.

6.3 In order to keep to a minimum disruption of the Operator's activities, the Parties shall endeavor, as far as possible, to conduct the said Audits jointly or simultaneously.

6.4 At the latest sixty (60) Days after the date of the Audit provided under this Accounting Procedure, the concerned
     Party shall send to the Operator its written audit report, as well as any exceptions raised.

     Operator shall respond in writing to the exceptions within sixty (60) Days after the Notice.

     If the exceptions are not withdrawn, the Operator and the other Party shall have thirty (30) Days to attempt to settle the controversy.

     After the expiration of this period, if no solution is found, the Parties shall refer the matter to the Operating
     Committee.

6.5 At least once a year, Operator shall be bound to take a physical inventory. The physical and accounting inventories shall be compared, and any difference shall, upon approval by the Operating Committee, be the subject of a possible readjustment of accounts. Operator shall give each Party written notice at least thirty (30) Days prior to the commencement of such operations of his intention to take the physical inventory.

6.6 Each time there is a change of Operator, a physical inventory shall be taken with duly authorized representatives of the Parties present. A report of their inventory will be prepared and signed by the two Operators in which all related details shall be noted.
                            ANNEX "C"
                        BASIN EVALUATION


1. The objective of the Basin Evaluation is to identify free areas located outside the Contract Area in which may show to exist economically profitable prospects for Exploration of Liquid Hydrocarbons.

2. ANADARKO will undertake a regional Basin Evaluation study dealing with the Hydrocarbon potential of the eight (8) Exploration Districts shown on the map attached as Annex C-1, with particular emphasis on Districts 1, 3, 4, 6, 7, and 8 including the offshore continental shelf.

3.   This study will be an integral part of the Minimum
     Exploration Program performed during the Exploration Phase.
     Periodic reports, technical reviews and recommendations will be presented to the Operating Committee.

4. Based upon the recommendations of the Basin Evaluation technical group, the Operating Committee will determine those free areas for which will be requested either new Exploration Licences or new prospection authorizations or either the adding to one or many areas already covered by an Exploration Licence.

5. To conduct Basin Evaluation, ANADARKO will provide a group of geologists and geophysicists. This group shall work in association with SONATRACH to review all existing data of SONATRACH, which will form the initial database for the study.

6. In addition to the options of the Parties pursuant to Paragraphs 8.3 and 8.6 of the Agreement which result from Basin Evaluation, the Parties may elect to conclude a new agreement between the Parties for the conducting of petroleum operations.

7. The Basin Evaluation study, the technical information, and all reports derived from this study are the exclusive property of SONATRACH. However, ANADARKO will keep a copy of that study and the technical information and reports which it agrees to hold in confidence in accordance with
     Article 23 of the Agreement.

8. Costs incurred by ANADARKO in conducting Basin Evaluation are not included in determining whether ANADARKO has satisfied its financial obligations stated in Paragraph 10.2 of the Agreement. However, a portion of those expenditures will be considered Exploration Costs reimbursable to ANADARKO, conforming to Paragraph 8.4 of the Agreement.

9. In order to conduct Basin Evaluation, the following types of studies are envisioned:

          A. Compilation and review of all available published and unpublished reports on the subject;
          B. Compilation and review of existing SONATRACH data, including:

                    1.   Base maps (Wells, seismic coverage,
                         topography, etc.);

                    2.   Well logs, formation tops and test data;

                    3. Interpreted maps (structure, isopach and others);

                    4.   Production data;

                    5.   All seismic, gravity and magnetic data
                         already collected; and

                    6.   Biostratigraphic data and correlations;

          C.   Construction of regional cross-sections;

          D.   Regional lithologic descriptions of potential
          Reservoir and source rocks (measured sections, core and cutting descriptions);

          E. Outcrop studies/field mapping when necessary, assisted by satellite imagery interpretation;

          F. Interpretation of existing regional geophysical data and their seismic reprocessing if necessary; and

          G. Interpretation of tectonic history and timing of trap development and its relation to Hydrocarbon generation and migration.
                            ANNEX "D"
                    SEISMIC PROCESSING CENTER


     Conditioned upon the signing of an agreement (hereafter called the "Seismic Processing Center Agreement") between ANADARKO and SONATRACH, and without prejudice to the provisions of Paragraph 13 hereof, ANADARKO agrees to purchase, have installed, and then, for an initial period of three (3) years of operation, manage, operate and maintain the computer hardware and software (hereinafter collectively referred to as the "Seismic Processing Center").
     In priority order, the Seismic Processing Center will be used to:

          A. Process and/or reprocess by ANADARKO, SONATRACH'S available seismic data over the Contract Area;

          B. Process the seismic data acquired by ANADARKO on the Contract Area; and

          C. Reprocess seismic data belonging to SONATRACH necessary for ANADARKO to conduct the Basin Evaluation work stated in Annex "C" of the Agreement.

     The specific terms and provisions concerning the Seismic
Processing Center will be stated in the Seismic Processing Center
Agreement to be entered into between SONATRACH and ANADARKO not later than three (3) months from the Effective Date. This agreement must include the following specific provisions:

          1. ANADARKO shall operate and manage the Seismic Processing Center during the first three (3) years of operation and, with the exception stated in Paragraph 2 below, shall have the exclusive use of the Seismic Processing Center for the work which will be performed on the Contract Area and in Basin Evaluation. The period of the first three (3) years of operation begins when the Seismic Processing Center is fully installed and operational in Algeria.

          2. During the first three (3) years of operation, SONATRACH may utilize the Seismic Processing Center to process its own data, for a minimum of 15% of the monthly operating time, or more when computer time becomes available. For this work, SONATRACH will reimburse ANADARKO on a cost basis, with no profit or loss to ANADARKO.

          3. ANADARKO will provide, at its own cost and expense, the computer hardware and software necessary to process approximately 2000 kilometers of data per month, as well as all the auxiliary equipment such as furniture, air conditioning equipment, backup electrical power, power boosters and transformers. These costs and expenses include, notably, the expense of purchase of equipment, delivery, importation and installation of the Seismic Processing Center in Algeria. These costs and expenses will constitute Exploration Costs and therefore will be reimbursable in accordance with the Agreement.
          4. During the first three (3) years of operation of the Seismic Processing Center, ANADARKO will provide all required maintenance, spare parts, supplies, equipment, expatriate technicians, and training for Algerian personnel. These costs and expenses will constitute Exploration Costs and will be able to be reimbursed in accordance with the Agreement.

          5. During that period, SONATRACH will provide, at its sole cost and expense, building and office space in Boumerdes for the Seismic Processing Center and its related facilities, such as electrical power, water, gas and telephone lines, as well as all the Algerian staff deemed necessary by ANADARKO, with SONATRACH'S agreement, for the operation of the Seismic Processing Center, with no financial obligation to ANADARKO.

          6. During the first three (3) years of operation, ANADARKO shall have the sole authority concerning the management, supervision and training of the Algerian personnel furnished by SONATRACH.

          7. The Seismic Processing Center Agreement between ANADARKO and SONATRACH will contain detailed provisions relating to the selection, supervision and training of the Algerian staff to be called to work at the Seismic Processing Center and provided by SONATRACH, in accordance with Paragraphs 4 and 6 above.

          8. After the Seismic Processing Center has been in operation for three (3) years, SONATRACH will operate and manage the Seismic Processing Center and will bear solely all costs and expenses related to that activity. SONATRACH will, at this point, have priority usage of the Seismic Processing Center. ANADARKO, nevertheless, will have the right to continue to process its data, on a time available basis, and if ANADARKO determines it necessary, ANADARKO will have access to the Seismic Processing Center to copy seismic digital tapes. All costs relative to the usage of the Seismic Processing Center by ANADARKO will be billed to ANADARKO on a cost basis, with no profit or loss to SONATRACH. ANADARKO'S rights mentioned in this paragraph will continue as long as ANADARKO executes Petroleum Operations in Algeria under the Agreement.

          9. From the moment it is imported or at the latest when it is installed, the title to the Seismic Processing Center shall be held by SONATRACH. The transfer of ownership, however, will be without prejudice to ANADARKO'S rights to be reimbursed by SONATRACH for fifty-one percent (51%) of costs relative to the Seismic Processing Center, which costs shall also include Customs Duties (if any) paid by ANADARKO for the importation of the Seismic Processing Center.

          10. The agreement mentioned above will include a detailed description of all the hardware and software, as well as all the auxiliary equipment.

          11. The agreement mentioned above will contain further details concerning the installation, management, operation, priorities and procedures for usage and maintenance of the Seismic Processing Center in Algeria.

          12. If the Seismic Processing Center is not imported and operational in Algeria within six (6) months following the Effective Date of the Agreement, ANADARKO will, within ten (10) Days from expiration of that period, call a meeting of the Operating Committee to seek a solution to the problem causing the delay. Provided the Operating Committee reaches agreement as to a solution, ANADARKO shall have a maximum time of three (3) months from the date of that meeting within which to import and make the Seismic Processing Center operational.

13. In the case one of the two following situations occurs:

          A. Three (3) months after the Effective Date of the Agreement SONATRACH and ANADARKO fail to reach final agreement as to the specific terms and provisions concerning the Seismic Processing Center Agreement and the Operating Committee agrees that all possible means of reaching final agreement have been exhausted and the principles contained in this Annex have not been violated by either Party; or

          B. ANADARKO fails to import and have the Seismic Processing Center operational pursuant to Paragraph 12 above, whichever event first occurs, then ANADARKO shall advance the sums necessary for SONATRACH to execute, for ANADARKO'S account, the obligations stated in Paragraph 3 above which ANADARKO is unable to perform as part of the initial Exploration Work Program approved by the Operating Committee.
                            ANNEX "E"
                        TAKING PROCEDURE


                            ARTICLE 1
                        LOADING LIABILITY


SONATRACH shall be liable to ANADARKO for due execution of all ship loading operations for which it is responsible under the Agreement and this Annex. On the other hand, all other purely port operations shall be the direct responsibility of the partner or his representatives.

                            ARTICLE 2
           QUARTERLY LOADING PROGRAM AND APPORTIONMENT

     On the basis of the estimated quantities of Liquid Hydrocarbons which are expected to be at ANADARKO'S disposal, eighty-five (8) days before the beginning of each Calendar Quarter, ANADARKO shall give Notice to SONATRACH of the monthly quantities it expects to take during each Calendar Quarter.
     Within fifteen (15) days of the receipt of the above mentioned Notice, SONATRACH shall notify ANADARKO either of its agreement or of the amendments SONATRACH wishes to include in the program proposed by ANADARKO.

                            ARTICLE 3
         MONTHLY LOADING PROGRAM AND NOMINATION OF SHIPS

3.1 Thirty (30) days before the beginning of each month of the quarterly loading program, ANADARKO shall notify SONATRACH of the loading program it wishes to follow during that month. That Notice shall indicate the quantity of Liquid Hydrocarbons to be loaded-within ten percent (10%)-onto each ship and the Expected Time of Arrival ("ETA") for each ship. Within five (5) days following receipt of that Notice, SONATRACH shall inform ANADARKO if it can or cannot accept the ETA proposed by ANADARKO. In the event of non-acceptance, SONATRACH shall set loading dates as close as possible to the ones proposed by ANADARKO.

3.2 ANADARKO shall notify SONATRACH ten (10) days in advance of the firm date ("Firm Date") of the ship's arrival, of its name, principle dimensions, cargo load capacity, the port(s) of discharge of cargo and the distribution of the usual loading documents.

     Unless the Parties agree otherwise, the Firm Date so announced must not be postponed more than two (2) days from the date previously set in the monthly loading program established in accordance with the provisions of Paragraph
     3.1 of this ANNEX.

3.3 ANADARKO shall take measures to ensure that the captain of its ship notifies SONATRACH'S representative at the Port of Loading of the ship's ETA at the Port of Loading, as follows:

          A. A first Notice shall be sent either as soon as the ship casts off from the last port of call, if that port is no more than seventy-two (72) hours away from the Port of Loading (which will have been determined by SONATRACH) or, if it is not the case, seventy-two (72) hours prior to the ship's ETA; then

          B. A second Notice shall be sent forty-eight (48) hours prior to the ship's ETA; and finally,

          C. A third Notice shall be sent twenty-four (24) hours prior to the ship's ETA.

3.4 ANADARKO may substitute a ship previously nominated according to the provisions of this Article for another ship of the similar type and capacity.

     ANADARKO shall notify SONATRACH of any substitution as soon as possible, and at least seventy-two (72) hours prior to the ETA of the ship initially nominated.

3.5 Subject to thirty (30) days' prior Notice, SONATRACH reserves the right to request the taking of Liquid
     Hydrocarbons as soon as the volumes in storage which are due to ANADARKO have reached 50,000 metric tons.

                            ARTICLE 4
                             LOADING


4.1 SONATRACH'S representative will load the ship at the berth assigned to it. The berth shall be free upon the ship's arrival and shall permit the ship to enter, exit and anchor in security.

4.2 When the ship arrives at a Port of Loading or in a zone outside the port, the ship's captain shall notify
     SONATRACH'S representative by letter, telex, or radio that the ship is ready to receive the quantity of Liquid
     Hydrocarbons scheduled for that ship, whether the berth is free or not.

4.3 If, upon the ship's arrival, the ship is led without delay to the berth, the Notice specified in Paragraph 4.2 above shall be deemed to have been given as soon as the ship has completed mooring.

4.4  If the ship arrives at the Port of Loading within twelve
     (12) hours prior to or after the Firm Date, the lay day period shall start either six (6) hours following receipt of the Notice, or at the start of loading operations, provided it begins before the end of this six (6) hour period. Any other delay caused by the ship shall be added to that six
     (6) hour period.

4.5  If the ship arrives at the Port of Loading more than twelve
     (12) hours prior to the Firm Date, SONATRACH'S representative shall cause the loading operations to proceed as soon as possible, taking into consideration the requirements of the overall loading program of other ships.

     In no case shall SONATRACH'S representative be bound to accept the Notice more than six (6) hours prior to the expected loading time. The lay days shall be calculated according to the provisions of Paragraph 4.4 above.

4.6  If the ship arrives at the Port of Loading more than twelve
     (12) hours after the Firm Date, SONATRACH'S representative shall proceed to the loading operations as soon as possible, taking into consideration the overall loading programs for other ships and its available supply of Liquid Hydrocarbons.

     The lay day period shall start at the first of the following hours:

          A. Either six (6) hours after the Notice given under Paragraph 4.2 above has been declared acceptable by SONATRACH'S representative; or

          B. At the start of loading operations, if loading begins less than six (6) hours after acceptance of that Notice.

4.7 The lay days shall cease when the loading hose pipes are disconnected and the necessary documents are received on board.

4.8 The time allotted for the loading shall be equal to one-half (1/2) the time stated in the latest edition of the WORLDWIDE TANKER NOMINAL FREIGHT SCALE (hereafter referred to as "WORLDSCALE") in effect on the day loading is completed, for ships of similar type and capacity.

4.9 The ship shall leave its berth upon completion of the loading operations. Any loss or damage suffered by SONATRACH or its representative due to the ship's failure to quickly leave its assigned berth, including delays suffered by other ships waiting for their turn to load, shall be the responsibility of ANADARKO.

4.10 All piloting, mooring, "lamanage," and deballasting costs shall be borne by the ship. If, upon SONATRACH'S representative's request, there is a change of berth during loading operations, the costs corresponding to that change shall be borne by SONATRACH.

                            ARTICLE 5
                            DEMURRAGE

5.1 Subject to compliance with the Notice provisions of Paragraphs 3.2 and 3.3, SONATRACH will pay ANADARKO, for any ship not loaded within the lay day period determined according to the provisions of Article 4 above, demurrage for the number of hours or portions thereof in excess these periods.

5.2 The amount of demurrage shall be calculated at the rate in effect as stated in the latest edition of WORLDSCALE, for a ship of the same type and capacity transporting the same type of Liquid Hydrocarbons. This rate shall be modified by the Average Freight Rate Assessment percentage (hereafter referred to as "AFRA") in effect on the day of completion of loading operations and applicable to that same category of ship.

5.3 If ANADARKO presents a ship for loading whose size and Liquid Hydrocarbon tonnage capacity is greater than agreed, the demurrage shall be calculated at the Worldscale rate corresponding to the said tonnage to which a five percent (5%) allowance in respect of fuel and consumables shall be added. The resulting rate shall be modified by the AFRA percentage in effect on the date of completion of loading operations and applicable to the category of ship with the agreed tonnage, to which the said five percent (5%) allowance shall be added.

5.4 No demurrage shall be paid by SONATRACH to ANADARKO if the difficulty or delay in delivering Liquid Hydrocarbons is due to Force Majeure.

5.5 All claims by ANADARKO for the payment of demurrage must be received by SONATRACH within three (3) months after the date of the bill of lading. The claim shall include, in addition to all the other documents in support of the claim, an original invoice and four duplicate copies. Beyond this deadline, the claim shall not be taken into consideration.

                            ARTICLE 6
                 DELIVERY AND LOADING CONDITIONS

     Liquid Hydrocarbons shall be delivered by SONATRACH and taken by ANADARKO FOB port of loading.
     The features of the ports of loading shall be communicated to ANADARKO before taking begins.

                            ARTICLE 7
                         FREIGHT CONTROL

7.1 The quantity of Liquid Hydrocarbons delivered to ANADARKO will be volumetrically determined during loading operations based on measurements of the onshore tanks used to load the ship. The volumes will be corrected to a temperature of 15 C using appropriate conversions, the deduction being made for possible BSW.

7.2 ANADARKO will be able to designate, on condition of first obtaining SONATRACH'S agreement (which agreement will not be unreasonably withheld), a representative to witness the inspection of the quantity of Liquid Hydrocarbons during loading operations of each ship. To that end, SONATRACH shall place at ANADARKO's representative's disposal a copy of the quantity calculations and any other information relating to Liquid Hydrocarbons delivered to ANADARKO. In this case, the quantity of Liquid Hydrocarbons received which will appear on the bill of lading will be that which was determined jointly by SONATRACH and ANADARKO's representative.

7.3 SONATRACH shall give to ANADARKO a certificate indicating the quantity of Liquid Hydrocarbons delivered to ANADARKO.
     The certificate shall not be contestable after thirty (30) days following the date of the bill of lading.

7.4 In case of objection by ANADARKO within the time period stated in Paragraph 7.3 above, Article 26 of the Agreement will be applied.

7.5 The quality of the Liquid Hydrocarbons shall be determined from representative samples taken from the onshore tanks. One of these samples shall be sealed and put on board the ship for ANADARKO'S use. Another sealed sample shall be kept by SONATRACH for thirty (30) days from the date of the bill of lading.

7.6 The quality testing of samples shall take place, except if otherwise agreed by the Parties, according to the most recent methods of the American Society for Testing Materials
     (ASTM).  The sulfur content and water and sediment content
     (BSW) will be determined according to ASTM-D-129 and ASTM-D-96 respectively.